                           SCHEDULE 14C INFORMATION

            Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934


Check the appropriate box:

[X] Preliminary Information Statement

[_] Definitive Information Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

                                 MIRENCO, INC.

               (Name of Registrant as Specified In Its Charter)

                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                                 MIRENCO, INC.

                      2001 ANNUAL MEETING OF SHAREHOLDERS

                                AUGUST 18, 2001


To the Shareholders:

  Notice is hereby given that the 2001 Annual Meeting of Shareholders of Mirenco, Inc., an Iowa company (the "Company"), will be held at Ames Auditorium, 615 Clark, Ames, Iowa 50010-6137, on August 18, 2001 from 9:00 to 11:00 a.m. for the following purposes:


  1. To elect directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed;
  2. To reappoint Grant Thornton LLP as the Company's certified public accountants for its fiscal year ending December 31, 2001; and
  3. To transact any and all other business that may properly come before the Meeting.

  All shareholders of record at the close of business on July 15, 2001 are entitled to notice of this meeting.

  The Company's audited financial statements for the year ended December 31, 2000, together with certain other information concerning the Company, are included in the exhibits to this notice.

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

   By order of the Board of Directors,

                               /s/ Dwayne Fosseen
                               ------------------
                                 Dwayne Fosseen

                     Chief Executive Officer and Chairman

July ___, 2001

                             INFORMATION STATEMENT


                               Table of Contents
                                                                      PAGE

INTRODUCTION.......................................................     3
PROPOSAL 1 -- ELECTION OF DIRECTORS................................     4
PROPOSAL 2 - REAPPOINT CERTIFIED PUBLIC ACCOUNTANTS................     6
EXECUTIVE COMPENSATION.............................................     7
OPTION/SAR GRANTS IN LAST FISCAL YEAR..............................     7
DIRECTOS' COMPENSATION.............................................     8
REMUNERATION, EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFITS...........     8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....     10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................     11
REPORT OF THE BOARD OF DIRECTORS REGARDING AUDIT ISSUES............     12
AUDIT FEES.........................................................     12
OTHER MATTERS......................................................     13



                                 INTRODUCTION

     This Information Statement, dated July ___, 2001, is furnished in connection with the 2001 Annual Meeting of Shareholders of Mirenco, Inc. (the "Company"), to be held at the Ames Auditorium, on August 18, 2001 from 9:00 to 11:00 a.m., and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the notice of such meeting.

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

   This Information Statement was mailed to shareholders on or about July 25, 2001.

   The complete mailing address of the Company's principal executive office is PO Box 343, Radcliffe, Iowa 50230 (telephone (800) 423-9903).

   Only shareholders of record at the close of business on July 20, 2001 are entitled to participate in the Annual Meeting and any adjournments thereof. At that record date, the following voting shares of the Company were outstanding:

          CLASS             SHARES OUTSTANDING         VOTING
       -------------        ------------------      ------------
       Common Shares                13,274,687        13,274,687


   Holders of all common shares will vote together as a single class on all matters expected to be acted on at the Annual Meeting. Under the laws of the State of Iowa (in which the Company is incorporated), abstentions and broker non-votes are counted in determining the votes present at the Annual Meeting. As to Proposals 1 and 2, an abstention or broker non-vote has the same effect as a vote against the proposal.

   Appraisal rights are not available to shareholders with respect to any matter expected to be acted upon at the Annual Meeting.

   The Company was not required to file an Annual Report on Form 10-K for the year ended December 31, 2000 (the "Annual Report"), but has included the audited financial statements for the year ended December 31, 2000 and certain other information is included herein as an exhibit. This information has also been filed with the Securities and Exchange Commission in the Company's Form SB-2 effective May 14, 2001. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

   At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the Annual Meeting that will be presented for consideration at such Annual Meeting.


                      PROPOSAL 1:  ELECTION OF DIRECTORS

   At the Annual Meeting, the terms of all of the directors will expire. Under the laws of the State of Iowa (in which the Company is incorporated), the election of directors requires the affirmative vote of a majority of the shares represented at the Annual Meeting. The holders of the Company's common stock will vote as a single class on Proposal 1. Dwayne Fosseen intends to vote in favor of this proposal. Mr. Fosseen owns more than 68% of the company's outstanding shares. Accordingly, Proposal 1 will be approved even if all other shares currently outstanding that are not held by Mr. Fosseen vote against the proposal. The name and biography of each nominee are set forth below under "Nominees."

   The Company's Board of Directors is responsible for the affairs of the Company. The Board of Directors' has established Compensation and Audit Committees. All other functions are carried out by the Board collectively.

Nominees

   It is intended that four directors be elected to hold office until the 2002 Annual Meeting and until their successors shall have been duly elected and qualified. The nominees listed below have been designated as such by the Board of Directors, and it is anticipated that the nominees will be candidates when the election is held. However, if for any reason a nominee is not a candidate at that time, a substitute nominee will be designated by the Company.

     The nominees are currently directors of the Company.

--------------------------------------------------------------------------------------------------------
         Name             Age              Position with the Company                 Director Since
         ----             ---              -------------------------                 --------------
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Dwayne Fosseen            55     Chief Executive Officer, Chairman of the        February 21, 1997
                                 Board of Directors and Treasurer
--------------------------------------------------------------------------------------------------------
J. Richard Relick         71     Chief Operating Officer, Director and           August 1, 1999
                                 Secretary
--------------------------------------------------------------------------------------------------------
Don D. Williams           66     Director                                        June 1, 1998
--------------------------------------------------------------------------------------------------------
Jerrold Handsaker         51     Director                                        June 1, 1998
--------------------------------------------------------------------------------------------------------


     Dwayne L. Fosseen, born in 1946, is founder, President, Chief Executive Officer, Chairman of the Board of Directors and Principal (controlling) Shareholder. Mr. Fosseen's inventiveness and ingenuity have led to seven patents that have been issued in the U.S., Canada and Mexico in the field of energy conservation. He also has two patents pending. Mr. Fosseen has personally been involved in major projects with the U.S. Department of Agriculture, U.S. Department of Energy, Iowa Corn Growers Board, National BioDiesel Board and the Iowa Soybean Promotion Board. Mr. Fosseen has over 15 years experience in the field of heavy-duty engines and has directed major EPA testing efforts at Ortech Corporation, an international emissions testing company. Mr. Fosseen is also the principal in Fosseen Manufacturing & Development, Inc. Further discussion regarding Mr. Fosseen is available under the heading "Certain Relationships and Related Transactions."

     J. Richard Relick, born in 1929, Chief Operating Officer, graduated from Dickinson College, Carlisle, Pennsylvania, in 1951 with a degree in economics and has a 1963 associate degree in management from Northeastern University, Boston, Massachusetts. Mr. Relick has extensive management background in the introduction of new technology, having launched two new companies, one in the environmental area and another in biotechnology. Mr. Relick was a Group Vice President of Eco-Labs, a Fortune 500 company, and, as President of Ventron Europe, formed a new company in Brussels, Belgium to serve the world chemical and pharmaceutical markets. Mr. Relick served as a captain in the Marine Corps. Mr. Relick currently serves as director of Certech Corporation, a manufacturer of reusable oil filters, and Northern Probiotics, a producer of Antibiotic Replacement Therapy for humans and animals. Further discussion regarding Mr. Relick is available under the heading "Certain Relationships and Related Transactions."

     Don D. Williams, born in 1934, a lifelong resident of Williams, Iowa, has been involved in the grain business and is a major producer of livestock. Mr. Williams has also been associated with real estate as a licensed associate. Mr. Williams has served as an officer of the County Farm Bureau Board, Heart of Iowa Realtors Board, and the County Compensation and Extension Board. A director of the Company since June 1, 1998, Mr. Williams is also a veteran of the Korean War.

     Jerrold Handsaker, born in 1950, practiced general business law in Iowa for 22 years and was admitted to practice in all Iowa Courts, U.S. District Courts in Northern and Southern Iowa, the U.S. Tax Court and the U.S. Supreme Court. He holds two U.S. patents and is presently President and CEO of Innovative Lighting, Inc., an Algona, Iowa manufacturing company that manufactures and markets products to the worldwide marine and RV industries. He is a member of the Iowa State Bar Association, the National Marine Manufacturer's Association and the American Boat and Yacht Council. Mr. Handsaker received his undergraduate degree from Iowa State University in 1972 and his juris doctorate degree from Drake University in 1975. Mr. Handsaker has been a director of Mirenco since June 1, 1998.

Executive Officers

     The current executive officers of the Company are as follows:

-------------------------------------------------------------------------------
         Name             Age              Position with the Company
         ----             ---              -------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dwayne Fosseen            55     Chief Executive Officer, Chairman of the
                                 Board of Directors and Treasurer
-------------------------------------------------------------------------------
J. Richard Relick         71     Chief Operating Officer, Director and
                                 Secretary
-------------------------------------------------------------------------------
Wayne Allison             40     President
-------------------------------------------------------------------------------
Darrell R. Jolley         38     Chief Financial Officer
-------------------------------------------------------------------------------

     Each corporate officer was elected to hold office until he resigns or is removed by the Board of Directors.

     For a biography of Dwayne Fosseen and J. Richard Relick, see "Nominees" above. The biographies for Mr. Allison and Mr. Jolley follow.

     Wayne Allison, born in 1960, has served as President of an international technology firm publicly traded in Israel and as CEO of a publicly traded business consolidation holding company. Mr. Allison has served as a director and officer of public companies since 1994 and has operated in a variety of roles in growth companies. His background includes high technology development, sales and marketing and national/international distribution channels. Additionally, Mr. Allison has devised strategy and conducted a national merger and acquisition campaign and has created and negotiated the public market capital and equity strategies for growth companies. Mr. Allison published a book on conducting Internet Business ("The Internet Business Primer", Sourcebooks, 1995), obtained his bachelors degree in Behavioral Psychology and Computer Science engineering from the University of Texas at Arlington, and has completed his Masters Degree in Managerial Economics/Finance from Oklahoma University.

     Darrell R. Jolley, born in 1962, has been a Chief Financial Officer, Secretary, Treasurer and a director of public, reporting companies since 1996 and has as well served as a Chief Operating Officer for much of that time period. Mr. Jolley has a natural inclination to new businesses and industries and has intentionally developed his business skills for start-up and fast growth companies. His experience and expertise in managing SEC requirements as well as equity and company valuations has enabled him to devise long-term wealth-building corporate strategies for shareholders of growing companies. Early in his career, Mr. Jolley was employed at Deloitte and Touche, international CPA firm. Mr. Jolley graduated from the University of Texas at Austin majoring in the Business Honors Program with a specialization in Accounting. Mr. Jolley obtained his CPA certification in January 1989.


                   PROPOSAL 2: REAPPOINTMENT OF ACCOUNTANTS
--------------------------------------------------------------------------------

     The Company's board of directors, having declared its advisability, submits for shareholder approval a proposal to reappoint Grant Thornton, LLP as the Company's independent certified public accountants for the fiscal year ended December 31, 2001.

     Under the laws of the State of Iowa (in which the Company is incorporated), approval of the proposed amendment to the Certificate of Incorporation require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at the Annual Meeting. Dwayne Fosseen intends to vote in favor of this Proposal. Accordingly, Proposal 2 will be approved even if all other shares currently outstanding that are not held by Mirenco, Inc. vote against the proposal.

                           SUPPLEMENTAL DISCLOSURES

Summary Executive Compensation

     The table below sets forth a summary of the compensation earned by our named chief executive officer and other executive management for 2000, 1999 and 1998.

                          Summary Compensation Table
                          --------------------------

Annual Compensation                        Long-Term Compensation Awards

                                                       Bonus                        Securities    Long-Term
     Name and             Fiscal                     and Other     Restricted       Underlying    Incentive     All other
Principal Position         Year      Salary($)      Compensation   Stock Awards       Options        Plans     Compensation
------------------         ----      ---------      ------------   ------------       -------        -----     ------------
Dwayne Fosseen, CEO        2000      $75,000
                           1999      $35,596            0                0              0              0            0
                           1998      $26,000

J.  Richard Relick, COO    2000      $75,000
                           1999      $25,365/(1)/       0                0           100,000           0            0
                           1998         n/a


Wayne Allison,             2000      $75,000
 President                 1999      $12,500/(2)/       0                0           280,000           0            0
                           1998         n/a


Darrell R. Jolley, CFO     2000      $75,000
                           1999      $12,500/(2)/       0                0           280,000           0            0
                           1998         n/a

        ---------

        (1) Amount represents payments for eight months in 1999.
        (2) Amount represents payments for two months in 1999.

         Option/SAR Grants in Last Fiscal Year

                       Option Grants in Fiscal Year 1999
                       ---------------------------------
                              (Individual Grants)
                              -------------------


                                                           Percent of
                               Number of Securities       Total Options
                                    Underlying        Granted to Employees      Exercise or       Expiration      Grant Date
             Name               Options Granted (#)      in Fiscal Year     Base Price ($/Share)     Date       Present Value
             ----               -------------------      --------------     -------------------      ----       -------------

         Dwayne Fosseen                    0                  N/A                  N/A               N/A            N/A

         J. Richard Relick           100,000                  16%                 $4.25           June 2009         N/A

         Wayne Allison               280,000                  42%                 $5.00           Sept 2008         N/A

         Darrell R. Jolley           280,000                  42%                 $5.00           Sept 2008         N/A

There were no options granted in fiscal year 2000.
________________

(1) Options granted to Mr. Relick vest as follows: 50,000 on January 1, 2000; 50,000 on January 1, 2001.

(2) Options granted to Mr. Allison vest as follows: 20,000 on January 1, 2000; 20,000 on March 31, 2000; 20,000 on June 30, 2000; 20,000 on September 30, 2000;
20,000 on January 1, 2001; 20,000 on March 31, 2001; 20,000 on June 30, 2001;
20,000 on September 30, 2001; 15,000 on January 1, 2002; 15,000 on March 31,
2002; 15,000 on June 30, 2002; 15,000 on September 30, 2002; 15,000 on January
1, 2003; 15,000 on March 31, 2003; 15,000 on June 30, 2003; and 15,000 on
September 30, 2003.

(3) Options granted to Mr. Jolley vest as follows: 20,000 on January 1, 2000; 20,000 on March 31, 2000; 20,000 on June 30, 2000; 20,000 on September 30, 2000;
20,000 on January 1, 2001; 20,000 on March 31, 2001; 20,000 on June 30, 2001;
20,000 on September 30, 2001; 15,000 on January 1, 2002; 15,000 on March 31,
2002; 15,000 on June 30, 2002; 15,000 on September 30, 2002; 15,000 on January
1, 2003; 15,000 on March 31, 2003; 15,000 on June 30, 2003; and 15,000 on
September 30, 2003.


     Set forth in the table below is information, with respect to each Named Executive Officer, as to the (a) number of shares acquired during fiscal 2000 upon each exercise of options granted to such individuals; (b) the aggregate value realized upon each exercise (i.e. the difference between the market value of the shares at exercise and their exercise price); (c) the total number of unexercised options held on December 31, 2000, separately identified between those exercisable and those not exercisable; and (d) the aggregate value of in-the-money, unexercised options held on December 31, 2000, separately identified as those exercisable and those not exercisable.


                     Aggregated Option Exercises in Fiscal
                     -------------------------------------
                      Year 2000 and Year-End Option Value
                      -----------------------------------


                           Shares                         Number of Securities Underlying
                         Acquired on                          Unexercised Options at                Value of Unexercised
                         Exercise in       Value                Fiscal Year-End (#)                 In-The-Money Options
     Name                 2000 (#)      Realized ($)      Exercisable/ Un-Exercisable (1)          at Fiscal Year-End ($)
     ----                 --------     -------------      -------------------------------          ----------------------
 Dwayne Fosseen            N/A             N/A                         N/A                                   N/A

 J. Richard Relick          0               0                   50,000 / 50,000                      $37,500 / $ 37,500

 Wayne Allison              0               0                 120,000 / 160,000                      $     0 / $ 0

 Darrell R. Jolley          0               0                 120,000 / 160,000                      $     0 / $ 0

________________

(1) Options become exercisable upon specified events such as length of employment. Options granted to Mr. Relick vest and become exercisable as follows: 50,000 on January 1, 2000 and 50,000 on January 1, 2001. Options granted to Mr. Allison and Mr. Jolley vest quarterly between January 1, 2000 and September 30, 2003.


Directors' Compensation

     Directors who are not employees of the Company receive no fee for attending meetings of the Board of Directors but are reimbursed for any out-of-pocket expenditures. For information with respect to compensation paid by the Company, see the Summary Executive Compensation Table above.


                  [Balance of page left intentionally blank.]

Remuneration, Employment Contracts and Employee Benefits

     As the Company's operations develop, it is anticipated that additional personnel may be hired. It is generally anticipated that any new-hires will devote full time to the Company. At such time, the Board of Directors may, in its discretion, approve the payment of additional cash or non-cash compensation to the foregoing for their services to the Company.

     We have entered into employment agreements with Dwayne Fosseen, J. Richard Relick, Wayne Allison and Darrell Jolley.

     On June 15, 1999, Messrs. Fosseen and Relick each entered into two year employment agreements with Mirenco (collectively, the "Employment Agreements") that each provides for annual salaries, bonuses and other benefits. Annual salaries, as set forth in their agreements, are $45,000 through 1999 and $75,000 starting January 1, 2000, or upon successful close of our public offering. It is anticipated that Messrs. Fosseen and Relick will devote approximately 100% of their time to Mirenco. The Board of Directors has the right to terminate the Employment Agreements with or without cause at any time, provided, however, that termination by the Board of Directors without cause would obligate us to pay the compensation due under the applicable Employment Agreement for the remainder of the term involved. Pursuant to the terms of the Employment Agreements, Messrs. Fosseen and Relick have agreed that they will not compete with us during the period of their employment and for a one-year period after termination of each applicable Employment Agreement.

     Messrs. Allison and Jolley each entered into a one-year employment agreement with us dated November 3, 1999, which automatically renews for successive periods of twelve months. The employment agreements provide for each to earn compensation at the annual rate of $75,000 as well as other benefits, including stock options which vest over the period of January 1, 2000 through September 30, 2003. Upon any future change in control of Mirenco, the options will immediately and fully vest. It is anticipated that Messrs. Allison and Jolley will devote approximately 100% of their time to Mirenco. The Board of Directors has the right to terminate the employment agreements with or without cause at any time, paying two weeks compensation. Pursuant to the terms of the employment agreements, Messrs. Allison and Jolley have agreed that they will not compete with us during the period of their employment and for a one-year period after termination of each applicable employment agreement.

     Mirenco does not provide officers with pension, stock appreciation rights, long-term incentive or other plans, but it has the intention of implementing these kinds of employee benefits in the future. Specifically, we anticipate that we will adopt, in the future, an employee bonus program to provide incentives to our employees. It is anticipated that an incentive plan would pay bonuses in cash or stock to employees based upon our pretax or after-tax profit for a particular period. It is anticipated that we will adopt a retirement plan-- such as a 401(k) retirement plan -- and that we will implement an employee health plan. Establishment of retirement plans and their implementation will be at the discretion of the Board of Directors; any bonus plan(s) will be based on annual objective, goal-based criteria developed by the Board of Directors for eligible participants and will be exercisable only at prices greater than or equal to the market value of the underlying shares on the date of their grant.


                  [Balance of page left intentionally blank.]

    Security Ownership of Certain Beneficial Owners and Management

        The table set forth below presents certain information regarding beneficial ownership of our common stock, our only voting class of securities, as of March 31, 2001, by (i) each shareholder known to us to own, or have the right to acquire within sixty days, more than five percent (5%) of our common stock outstanding; (ii) named executive officers of the company; and (iii) all officers and director nominees of the company as a group. All share amounts have been adjusted to reflect the results of stock splits effective June 1998 and April 1999.


Name and Address                                                        Amount of Common Stock
Beneficial Owner /(1)/                                                  Beneficially Owned/(2)(3)/        Percent of Class
---------------------                                                   -------------------------         ----------------
Dwayne Fosseen, Director, Chairman of the Board                                9,046,700/(4)/                 68.2%
and Chief Executive Officer
Don Williams, Director                                                           342,800                       2.6%
Jerrold Handsaker, Director                                                       44,030                       /(8)/
J.  Richard Relick, Director and Chief Operating Officer                         100,000/(5)/                  /(8)/
Wayne Allison, President                                                         120,000/(6)/                  /(8)/
Darrell R.  Jolley, Chief Financial Officer                                      120,000/(7)/                  /(8)/
All Directors and Officers as a Group                                          9,735,530                      73.7%

----------------

(1) Unless otherwise indicated, the address of each director and officer is c/o Mirenco, Inc., 206 May Street, P.O. Box 343, Radcliffe, Iowa 50230.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired upon the exercise of options, warrants or convertible securities by such person within 60 days from the date on which beneficial ownership is to be determined.

(3) Reflects total outstanding 11,697,779 shares plus 1,508,908 of shares subject to rescission as of March 31, 2001. All share amounts are after the effect of our 3:1 stock split on June 9, 1998 and 5:1 stock split on April 16, 1999.

(4) Represents 9,008,700 shares owned, issued and outstanding, and 38,000 shares owned by Betty Fosseen, spouse of our Chairman Dwayne Fosseen, pursuant to options to purchase shares of common stock at $0.29 per share, exercisable within 60 days. The options expire on December 31, 2008.

(5) Represents 100,000 shares owned pursuant to options to purchase shares of common stock at $4.25 per share, exercisable within 60 days. All options expire on June 15, 2009.

(6) Represents 120,000 shares owned pursuant to options to purchase shares of common stock at $5.00 per share, exercisable within 60 days. Excludes unvested options to purchase 160,000 shares at $5.00 per share which vest 20,000 options per quarter between June 30, 2001 and September 30, 2001, and 15,000 options per quarter between January 1, 2002 and September 30, 2003. All options expire on September 30, 2008.

(7) Represents 120,000 shares owned pursuant to options to purchase shares of common stock at $5.00 per share, exercisable within 60 days. Excludes unvested options to purchase 160,000 shares at $5.00 per share which vest 20,000 options per quarter between June 30, 2001 and September 30, 2001, and 15,000 options per quarter between January 1, 2002 and September 30, 2003. All options expire on September 30, 2008.

(8) Less than 1%.

Certain Relationships and Related Transactions

     Because of certain statutory and case law relating to broad discretion granted management of a company, typically directors and officers of a corporation are indemnified by and have limited monetary liability to its shareholders. Failure of management to satisfy its fiduciary responsibility to shareholders could subject management to certain claims. Prospective investors should consider the following inherent or potential conflicts of interest before subscribing for shares.

     American Technologies and Fosseen Manufacturing & Development, Inc. share common shareholders with us. Specifically, our founder and principal shareholder, Dwayne Fosseen, owns 49.9% of American Technologies and 100% of Fosseen Manufacturing. Jerrold Handsaker and Don Williams, directors of the Company, own 2.4% combined of American Technologies.

     Effective April 30, 1999, through contractual agreement with American Technologies, we have acquired patents and trademarks, the exclusive licensing and distribution rights to the patents, and all rights to the characteristics, anticipated results, and regulatory compliance, for five products developed by American Technologies. These five products are DriverMax((R)), DriverMax((R)) Software, HydroFire((R)) Injection, HydroFire((R)) Fluid and HydroFire((R)) Lubricant. Under terms of the agreement, we owed an initial purchase price of $250,000 to American Technologies shareholders and will pay royalties of 3% of gross sales for twenty years from sales of the related patents and products. See also the discussion under the heading "Patents and Trademarks." Our purchase of the patents was done to reduce any potential conflicts, especially in the future. Nonetheless, Mr. Fosseen will have a continuing interest in American Technologies and Fosseen Manufacturing and, to that degree, may have a conflict of interest relative to Mirenco shareholders.

     As part of a negotiated termination agreement originally among American Technologies, Mirenco and J. Richard Relick, a director and former distributor for Mirenco, Mr. Relick will be paid ten percent of the royalties received by American Technologies from Mirenco, not to exceed a cumulative $800,000. These royalty payments are an obligation of American Technologies.

     Moreover, we do not currently own any real estate for the running of our business. However, we have executed a one-year lease with Fosseen Manufacturing requiring monthly payments of $1,200 for the use of 2,400 square feet of facilities for our offices and operations. Upon completion of the contemplated distribution center, the lease will be terminated and all employees will be housed in a combination 21,600 square foot office, warehouse and distribution facility. Dwayne Fosseen, Mirenco's principal shareholder, owns, and will continue to own, the 1.2 acres of land for the construction, located in Radcliffe, Iowa. Effective November 14, 2000, we began leasing the land owned by Mr. Fosseen on a perpetual term at zero monthly rent. Our Board of Directors unanimously approved the lease. Mr. Fosseen recused himself from the vote. The intent of the lease is to protect the Company's assets in the event of unforeseen litigation based on future operations. In the unlikely event we declare bankruptcy or otherwise default on the lease, the lease may be terminated and we must vacate the property. We also have a buyout option in the event of the decease of Mr. Fosseen, at the then fair market value of the undeveloped land.

     While it is not expected to undermine professional representation or have any other adverse consequence, our securities counsel, Duncan, Blum & Associates, is being paid for services rendered through significantly reduced cash compensation and the issuance of warrants to exercise the purchase of 30,000 shares in Mirenco at an exercise price of $0.01, over a term ending March 31, 2003.

     In each of these instances, we believe, as does Mr. Fosseen, the agreements involved are on terms no less competitive than those available through unaffiliated third parties, if not more advantageous. To that end, we, with Mr. Fosseen's active support, have instituted the policies enumerated in the paragraph following.

     While we may enter into transactions with affiliates in the future, these transactions, if any, will be entered only at prices and on terms no less favorable to us than transactions with independent third parties. In that context, we will require any director or officer who has a pecuniary interest in a matter being considered to recuse themselves from any negotiations. The Company's Articles of Incorporation, as amended, provide that any related party contract or transaction must be authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein; or the transaction must be fair and reasonable to the Company. In any event, any debt instruments of the company in the future are expected generally to prohibit us from entering into any affiliate transaction on other than arm's-length terms. In addition, a majority of the Board is, and must continue to be, neither an officer nor a person with a pecuniary interest, other than as a shareholder or director, in any transactions with us. In turn, commencing immediately, a majority of the independent Board of Directors members, defined as having no pecuniary interest in the transaction under consideration, will be required to approve all matters involving interested parties. It is expected that additional independent director(s) will be added to the Board. Moreover, an independent stock transfer agent has been appointed to assure proper issuance of stock to shareholders.

     At the current time, Mirenco has no provision to issue any additional securities to management, promoters, or their respective affiliates or associates. If, as expected, the Board of Directors adopts an employee stock option or pension plan, any issuance would be in accordance with the terms thereof and proper approval. Although Mirenco has a very large amount of authorized but unissued common stock, which may be issued without further shareholder approval or notice, Mirenco intends to reserve the stock for certain offerings contemplated for continued expansion, acquisitions and properly approved employee compensation at the time a stock option plan is adopted.


Report of the Board of Directors Regarding Audit Issues

     The Board of Directors has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000. The Board of Directors has also discussed with Grant Thornton LLP the matters described in the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Board of Directors has received and reviewed the written disclosures and the letter from Grant Thornton LLP described in Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Grant Thornton LLP their independence. Based on the reviews and discussions described herein, the Board of Directors has included the audited financial statements referred to above as an exhibit to this information statement and also the Company's SB-2 effective May 14, 2001 filed with the Securities and Exchange Commission.

Audit Fees

     The aggregate fees billed during the year ended December 31, 2000 for professional services rendered for the audit and review of (1) the Company's annual and quarterly financial statements and (2) the Company's registrations by Form SB-2 were $61,182.


                  [Balance of page left intentionally blank.]

                                 OTHER MATTERS

Form 10-K

     The Company did not become a registered 15(d) reporting company until the effective date of its SB-2 on January 26, 2001. As such, the Company was not required to file an Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission. However, audited financial statements and other information are included in the exhibits to this Information Statement.

Other Business

     The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, management of the Company will have discretion to act in accordance with its best judgment.

Proposals for 2002 Annual Meeting

     Any shareholder wishing to submit a proposal for inclusion in the Information Statement for the Company's Annual Meeting in 2002 pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to
J. Richard Relick, Secretary, Mirenco, Inc., PO Box 343, Radcliffe, Iowa 50230. The Company must receive a proposal by December 31, 2001 in order to consider it for inclusion in the Information Statement with respect to the 2002 annual meeting.

     In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to J. Richard Relick at the above address.

Changes in or Disagreements with Accountants

     None

Exhibits

Other information required by Rule 14a-3(b)(1) to (13) which has been filed previously with the Securities and Exchange Commission on Form SB-2 or 10-QSB.

 1.  Audited Financial Statements for the fiscal year ended December 31, 2000......................... 14
 2.  Select financial data and Management's Discussion and Analysis of Financial Condition and
      Results of Operations for the fiscal year ended December 31, 2000............................... 31
 3.  Financial Statements for the three months ended March 31, 2001................................... 36
 4.  Management's Discussion and Analysis of Financial Condition and Results of Operations for the
      three months ended March 31, 2001............................................................... 43
 5.  Description of Business.......................................................................... 46


                  [Balance of page left intentionally blank.]

                                                                       Exhibit 1



                             FINANCIAL STATEMENTS
                                      AND
                             REPORT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

                                 MIRENCO, INC.
                         (a development stage company)

                          December 31, 2000 and 1999

                                C O N T E N T S



                                                          Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS          16


BALANCE SHEETS                                              17

STATEMENTS OF OPERATIONS                                    18

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)      19

STATEMENTS OF CASH FLOWS                                    20

NOTES TO FINANCIAL STATEMENTS                               21

        REPORT OF INDEPENDENT
     CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
MIRENCO, Inc.


We have audited the accompanying balance sheets of MIRENCO, Inc. (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2000 and 1999 and for the period from February 21, 1997 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MIRENCO, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from February 21, 1997 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ GRANT THORNTON LLP

Kansas City, Missouri
January 19, 2001

                                 MIRENCO, Inc.
                         (a development stage company)

                                BALANCE SHEETS



                                                                                      December 31,           December 31,
                                                                                         2000                   1999
                                                                                  --------------------   --------------------
        ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                                        $     5,692,063         $      711,612
     Accounts receivable                                                                       40,367                108,709
     Inventories                                                                               92,501                 37,050
     Other                                                                                    170,352                 77,034
                                                                                  -------------------    -------------------
               Total current assets                                                         5,995,283                934,405

PROPERTY AND EQUIPMENT, net                                                                   651,463                 19,001

PATENTS AND TRADEMARKS, net of accumulated amortization
     of $1,864 and $328 in 2000 and 1999, respectively                                          7,936                  9,472

OTHER ASSETS                                                                                    9,766                      -
                                                                                  -------------------    -------------------
                                                                                      $     6,664,448         $      962,878
                                                                                  ===================    ===================

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
     Accounts payable                                                                 $        19,359         $       83,058
     Accrued liabilities                                                                       50,551                 43,791
                                                                                  -------------------    -------------------
               Total current liabilities                                                       69,910                126,849

COMMITMENTS AND CONTINGENCIES                                                                       -                      -

STOCK SUBJECT TO RESCISSION OFFER
     Common stock, no par value; 1,561,248 and 166,220 shares
        issued and outstanding at December 31, 2000                                         7,806,240                831,100
        and 1999, respectively

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock, no par value; 30,000,000 shares authorized,
        11,697,779 shares issued and outstanding                                              731,290                876,778
     Additional paid-in capital                                                             1,714,954              1,939,954
     Deficit accumulated during development stage                                          (3,657,946)            (2,811,803)
                                                                                  -------------------    -------------------
                                                                                           (1,211,702)                 4,929
                                                                                  -------------------    -------------------
                                                                                      $     6,664,448         $      962,878
                                                                                  ===================    ===================

       The accompanying notes are an integral part of these statements.

                                 MIRENCO, Inc.
                         (a development stage company)

                           STATEMENTS OF OPERATIONS


                                                                                             Period from
                                                                                             February 21,
                                                                                                1997
                                                     Year ended           Year ended        (inception) to
                                                    December 31,         December 31,        December 31,
                                                        2000                1999                2000
                                                 -------------------  ------------------  ------------------
Sales                                                 $     110,128       $     195,295       $     357,573

Cost of sales                                               174,289             144,162             387,158
                                                 ------------------   -----------------   -----------------

           Gross profit (loss)                              (64,161)             51,133             (29,585)

Salaries and wages                                          515,705             197,022             712,727
Stock-based compensation                                          -              75,000           1,933,054
Royalty expenses                                              3,304               8,739              21,833
Marketing and advertising                                    70,768              27,797             129,878
Other general and administrative expenses                   403,390             279,425           1,068,685
                                                 ------------------   -----------------   -----------------

                                                            993,167             587,983           3,866,177
                                                 ------------------   -----------------   -----------------

           Loss from operations                          (1,057,328)           (536,850)         (3,895,762)

Other income (expense)
     Interest income                                        226,175              12,351             252,806
     Interest expense                                       (14,990)                  -             (14,990)
                                                 ------------------   -----------------   -----------------
                                                            211,185              12,351             237,816
                                                 ------------------   -----------------   -----------------

           NET LOSS                                   $    (846,143)      $    (524,499)      $  (3,657,946)
                                                 ==================   =================   =================

Net loss per share available for common
  shareholders - basic and diluted                    $       (0.07)      $       (0.05)
                                                 ==================   =================

Weighted-average shares outstanding -
  basic and diluted                                      12,721,769          11,735,001
                                                 ==================   =================

       The accompanying notes are an integral part of these statements.

                                 MIRENCO, Inc.
                         (a development stage company)

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                      Deficit
                                                                                Additional          accumulated
                                                       Common stock               paid-in             during
                                                ---------------------------
                                                  Shares          Amount          capital        development stage       Total
                                                ----------      -----------     -----------      -----------------    ------------
Balance at February 21, 1997 (inception)         9,000,000      $       500     $         -       $             -     $        500
Issuance of stock                                  749,550          249,850               -                     -          249,850
Net loss                                                 -                -               -               (94,762)         (94,762)
                                                ----------      -----------     -----------      -----------------    ------------
Balance at December 31, 1997                     9,749,550          250,350               -               (94,762)         155,588
Issuance of stock                                1,065,525          355,175               -                     -          355,175
Issuance of stock for services rendered             90,000           30,000               -                     -           30,000
Issuance of stock                                  550,125          183,375               -                     -          183,375
Issuance of stock for services rendered            117,000           39,000               -                     -           39,000
Issuance of stock for services rendered             58,600           58,600               -                     -           58,600
Issuance of stock options                                -                -       1,730,454                     -        1,730,454
Net loss                                                 -                -               -            (2,192,542)      (2,192,542)
                                                ----------      -----------     -----------      -----------------    ------------
Balance at December 31, 1998                    11,630,800          916,500       1,730,454            (2,287,304)         359,650
Distribution to stockholders                             -                -         (15,200)                    -          (15,200)
Issuance of stock                                   66,979          334,895               -                     -          334,895
Offering costs                                           -         (374,617)              -                     -         (374,617)
Issuance of warrants for services rendered               -                -         149,700                     -          149,700
Issuance of stock options                                -                -          75,000                     -           75,000
Net loss                                                 -                -               -              (524,499)        (524,499)
                                                ----------      -----------     -----------      -----------------    ------------
Balance at December 31, 1999                    11,697,779          876,778       1,939,954            (2,811,803)           4,929
Offering costs                                           -         (145,488)              -                     -         (145,488)
Distribution to stockholders                             -                -        (225,000)                    -         (225,000)
Net loss                                                 -                -               -              (846,143)        (846,143)
                                                ----------      -----------     -----------      -----------------    ------------
Balance at December 31, 2000                    11,697,779      $   731,290     $ 1,714,954       $    (3,657,946)    $ (1,211,702)
                                                ==========      ===========     ===========      =================    ============

        The accompanying notes are an integral part of this statement.

                                 MIRENCO, Inc.
                         (a development stage company)

                           STATEMENTS OF CASH FLOWS

                                                                                                   Period from
                                                                                                   February 21,
                                                                                                       1997
                                                            Year ended          Year ended        (inception) to
                                                           December 31,        December 31,        December 31,
                                                               2000                1999                2000
                                                          --------------      --------------      --------------
Cash flows from operating activities
  Net loss                                                $    (846,143)      $    (524,499)      $  (3,657,946)
  Adjustments to reconcile net loss to net cash
   and cash equivalents used in operating activities:
    Stock-based compensation                                          -              75,000           1,933,054
    Depreciation and amortization                                18,783               1,229              20,012
    (Increase) decrease in assets:
      Accounts receivable                                        68,342            (102,988)            (40,367)
      Inventories                                               (55,451)             59,150             (92,501)
      Other                                                    (103,084)             11,719            (105,268)
    Increase (decrease) in liabilities:
      Accounts payable                                          (63,699)             78,123              19,359
      Accrued liabilities                                         6,790              43,791              50,551
                                                          --------------      --------------      --------------
        Net cash used in operating activities                  (974,462)           (358,475)         (1,873,106)

Cash flows from investing activities
  Purchase of property and equipment                           (649,709)            (19,902)           (669,611)
  Purchase of patents and trademarks                                  -              (9,800)             (9,800)
                                                          --------------      --------------      --------------
        Net cash used in investing activities                  (649,709)            (29,702)           (679,411)

Cash flows from financing activities
  Proceeds from sale of stock, net
    of offering costs                                         6,829,652             866,228           8,484,780
  Distribution to stockholders                                 (225,000)            (15,200)           (240,200)
                                                          --------------      --------------      --------------
        Net cash provided by financing activities             6,604,652             851,028           8,244,580
                                                          --------------      --------------      --------------

Increase in cash and cash equivalents                         4,980,481             462,851           5,692,063

Cash and cash equivalents, beginning of period                  711,612             248,761                   -
                                                          --------------      --------------      --------------

Cash and cash equivalents, end of period                  $   5,692,093       $     711,612       $   5,692,063
                                                          ==============      ==============      ==============

       The accompanying notes are an integral part of these statements.

                                 MIRENCO, Inc
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

                          December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

     1.   Nature of Business

     MIRENCO, Inc. (the Company) was incorporated as an Iowa corporation in 1997. The Company is a marketing company that distributes a variety of automotive and aftermarket products for which they have exclusive licensing rights. The products primarily reduce emissions and increase vehicle performance. The Company's products are sold primarily in the domestic market.

     2.   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Interest income is generated from cash invested in these short-term financial instruments.

     3.   Revenue Recognition

     Revenue is recognized from sales when a product is shipped and from services when they are performed.

     4.   Inventories

     Inventories, consisting of purchased finished goods ready for sale, are stated at the lower of cost (as determined by the first-in, first-out method) or market.

     5.   Income Taxes

     The Company accounts for income taxes under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent management believes that it is more likely than not that they will be realized.

     6.   Patents and Trademarks

     Patents and trademarks will be amortized on the straight-line method over their remaining legal lives of 9 years. The Company recorded amortization expense in 2000 and 1999 of $1,536 and $328, respectively.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   7.   Property and Equipment

   Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of three years for computer equipment, five years for manufacturing and test equipment and other equipment, and 39 years for building.

   8.   Impairment of Long-Lived Assets

   Impairment losses are recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover their carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

   9.   Stock-Based Compensation

   The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and elected to continue the accounting set forth in Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." This opinion requires that for options granted at less than fair market value, a compensation charge must be recognized for the difference between the exercise price and fair market value.

   10.  Net Loss Per Share

   Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods, which includes the effects of all stock splits. Net loss per share, assuming dilution, is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potential common stock equivalents. Net loss per share assumes dilution for the years ended December 31, 2000 and 1999 is equal to basic net loss per share, since the effect of common stock equivalents outstanding during the periods is antidilutive.

   11.  Fair Value of Financial Instruments

   The Company's financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts of financial instruments approximate fair value due to their short maturities.

   12.  Royalty Expense

   Royalty expense is recorded and paid based upon the sale of products, services, and rights related to patents according to a contractual agreement (See Note I).

   13.  Advertising

   Advertising costs are charged to expense as incurred.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   14.  Offering Costs

   Specific incremental costs directly attributable to the Company's equity offerings, including advertisements in newspaper, radio and direct mail, letters, printing costs and certain identifiable legal fees, are charged against the gross proceeds of the offerings.

   15.  Software Development Costs

   The Company capitalizes software development costs when project technological feasibility is established and concludes when the product is ready for release. To date, no amounts have been capitalized. Research and development costs related to software development are expensed as incurred.

   16.  Research and Development

   The Company expenses research and development costs as incurred. Such costs include certain prototype products, test parts, consulting fees, and costs incurred with third parties to determine feasibility of products. Costs incurred for research and development were $48,253 and $13,415 in 2000 and 1999, respectively.

   17.  Accounts Receivable

   The Company considers accounts receivable to be fully collectible; accordingly no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

   18.  Use of Estimates

   In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - REALIZATION OF ASSETS

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. During the Company's development stage, management and other personnel are focused on fund raising in lieu of product sales. This is consistent with the management belief that the Company would be negatively impacted if it attempted to implement an underfunded business plan. However, as part of management's strategy, the Company in 1999 hired a Chief Operating Officer to oversee sales and cost control, a President to oversee marketing and shareholder relations and a Chief Financial Officer to establish internal controls, control expenses and oversee external and internal reporting. These hires were accomplished while management also sought to maintain a low level of expenses, no debt and low business liabilities prior to implementing the business plan. The Company's ability to raise capital through its direct public offering in the State of Iowa is critical to its continued existence such that failure to raise adequate capital could materially impact the Company's ability to implement its business plan. Management believes these steps and the funds raised are sufficient to provide the Company the ability to continue in existence.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999

NOTE C - OTHER CURRENT ASSETS

     Other assets consisted of the following at December 31,


                                                                       2000                1999
                                                                 ---------------     ---------------
          Prepaid legal, stock-based (note K)                      $      74,850       $      74,850
          Interest receivable                                             91,966                   -
          Nontrade receivables                                             3,536               2,184
                                                                 ---------------     ---------------
                                                                   $     170,352       $      77,034
                                                                 ===============     ===============


NOTE D - PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following at December 31,

                                                                                 2000                1999
                                                                           ---------------     ---------------
               Computer equipment                                            $      35,199       $      19,902
               Manufacturing and test equipment                                     45,811                   -
               Other equipment                                                      27,499                   -
                                                                           ---------------     ---------------
                                                                                   108,509              19,902
                    Less accumulated depreciation                                  (18,148)               (901)
               Building-in-progress construction                                   561,102                   -
                                                                           ---------------     ---------------
                                                                             $     651,463       $      19,001
                                                                           ===============     ===============


   The Company recorded $17,247 and $901, respectively, of depreciation expense for the years ended December 31, 2000 and 1999.


NOTE E - ACCRUED LIABILITIES

 Accrued expenses consisted of the following at December 31,


                                                                                 2000                1999
                                                                           -------------       -------------
               Royalty                                                       $       920         $    20,024
               Payroll and payroll taxes                                          15,060              12,402
               Other                                                              19,581              11,365
               Interest                                                           14,990                   -
                                                                           -------------       -------------
                                                                             $    50,551         $    43,791
                                                                           =============       =============

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999


NOTE F - CONCENTRATION OF CUSTOMERS

   The Company had four customers that accounted for 100% of 2000 sales and 91% of 1999 sales. A major customer is considered to be any customer who accounts for 10% or more of the Company's total sales.


NOTE G - LEASES

   The Company leases office space and equipment from a related party under an operating lease expiring in December 2001 or at the completion of its new facility. Future minimum lease payments at December 31, 2000 total $14,400 for the year ending December 31, 2001.

   The Company entered into a lease agreement with its majority stockholder for the land on which the Company is constructing a new facility. The lease establishes a perpetual term commencing October 1, 2000 at zero rental cost to the Company (See Note I).

   Total rental expense for this operating lease was $14,400 for each of the years ended December 31, 2000 and 1999.


NOTE H - INCOME TAXES

   Deferred taxes relate to amounts recognized for financial reporting which have not yet been recognized for income tax reporting. The tax effects of temporary differences related to assets and liabilities were as follows at December 31,


                                                                  2000                   1999
                                                            ----------------      ----------------
            Deferred tax assets
               Net operating loss carryforward                 $    (990,000)        $    (309,900)
               Stock-based compensation                             (613,900)             (613,900)
                                                            ----------------      ----------------
                                                                  (1,603,900)             (923,800)

               Deferred tax liability
                     Accelerated depreciation                          2,780                     -
                     Amortization                                      2,010                     -
                                                            ----------------      ----------------
                                                                       4,790                     -
                                                            ----------------      ----------------
                                                                  (1,599,110)             (923,800)
                        Less valuation allowance                   1,599,110               923,800
                                                            ----------------      ----------------
               Net deferred tax                                $           -         $           -
                                                            ================      ================

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999


NOTE H - INCOME TAXES - Continued

 The valuation allowance was established to reduce the deferred tax asset to an amount that will more likely than not be realized. The reduction is necessary given the Company's development stage, inability to generate profitable operations, and uncertainty about its ability to utilize net operating loss carryforwards before they expire starting in 2007. The valuation allowance was increased by $675,310 and $178,300 in fiscal years 2000 and 1999, respectively.

 The income tax benefit reflected in the statements of operations differs from the amounts computed at federal statutory income tax rates. The principal differences are as follows:

                                                                2000              1999
                                                             ----------        ----------
            Federal income tax benefit computed at
               statutory rate                                $(277,800)        $(178,300)
            Installment of prior NOL carryforward             (397,510)                -
            Increase in valuation allowance                    675,310           178,300
                                                             ---------         ---------
                Net deferred tax                             $       -         $       -
                                                             =========         =========


NOTE I - RELATED PARTY TRANSACTIONS

 The Company rents office space and equipment from a company that is wholly owned by the majority stockholder of the Company. Rental payments for these operating leases were $14,400 for each of the years ended December 31, 2000 and 1999.

 The Company entered into a lease with its majority stockholder for the land on which the Company is constructing a new facility. The lease establishes a perpetual term commencing October 1, 2000 at zero cost to the Company. The lease provides the Company with a buyout option upon the death of the majority stockholder at the then unimproved fair market value. In the event the Company defaults on the payment of any taxes or insurance or to perform any other obligation under the lease, or voluntarily declares bankruptcy, any of which are not cured within ten days or other reasonable time, the majority stockholder, as landlord, may terminate the lease, requiring the Company to vacate.

 The Company had an agreement with a company that is wholly owned by the majority stockholder of the Company to provide personnel and administrative services during 1999. Total expense incurred under this agreement was $71,911.

 On April 30, 1999, the Company entered into an agreement to acquire patents and trademarks from a company whose stockholders have controlling ownership in the Company for an initial price of $25,000. The patents and trademarks were recorded as a lump-sum purchase at the affiliate's carrying value, $9,800, at the date of purchase. The remaining $15,200 was recorded as a distribution to stockholders. Another payment per terms of the patent purchase agreement, $225,000, was paid in July 2000 and accounted for as a distribution to stockholders upon the completed sale of 1,000,000 shares of stock offered to the public. Also, the agreement provides for royalty payments in the amount of 3% of gross sales (including product sales, service revenues, and all revenues from sales of patent rights) for 20 years commencing November 1999. This agreement can be terminated by the seller if the Company fails to make the above payments or becomes insolvent. From January 1 to October 31, 1999, the Company paid royalties for the use and potential marketing of the patents to the company that owned the patents based on 3% of sales calculated at an established unit price ($495) and minimum quantities (40 to 80 units per month), with payments generally made quarterly. The Company paid royalty fees to a company partially owned by the majority stockholder of the Company for the years ended December 31, 2000 and 1999 in the amounts of $3,304 and $8,739, respectively.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2000 and 1999


NOTE J - COMMON STOCK OPTIONS

 During 1998, the Company established a nonqualified stock option plan (1998
 Plan) pursuant to which options for up to 1,200,000 shares of the Company's authorized but unissued common stock may be granted to employees and certain nonemployees. During 1999, the Company adopted the 1999 Stock Option Plan (1999 Plan), which provides for granting of options to officers, employees, advisors and consultants of the Company, for the purchase of up to a total of 750,000 shares of the Company's authorized but unissued common stock. At December 31, 2000, options for an aggregate of 1,027,400 shares had been granted as shown below. The Company accounts for stock options in accordance with APB Opinion No. 25 and related interpretations, and compensation expense has been recorded in the amount of $75,000 for the year ended December 31, 1999, related to stock options granted for services rendered prior to the grant date.

 On December 31, 1998, the Company granted 367,400 options to employees pursuant to its 1998 plan. The options are fully vested. The option price is $0.29. Compensation expense of $1,730,454 was recorded related to these options for the year ended December 31, 1998. The options expire December 31, 2008.

 On June 15, 1999, the Company granted 100,000 options to an employee for past service pursuant to its 1998 plan. The options vest 50,000 shares at January 1, 2000, and the remaining shares vest and are exercisable at January 1, 2001. Compensation expense of $75,000 was recorded related to these options. The option price is $4.25 and expires June 15, 2009.

 On December 31, 1999, the Company granted 560,000 options to two key employees pursuant to its 1999 plan. The options vest quarterly, starting January 1, 2000, through September 30, 2003. The option price is $5.00 and expires September 30, 2008. No compensation expense was recorded related to these options.

                                                           Number of shares                Price
                                                  -----------------------------------
                                                     Outstanding        Exercisable      per share
                                                  -----------------   ---------------   -----------
           Outstanding, January 1, 1999                 367,400            367,400      $      0.29

           Granted                                      660,000                  -             4.88
                                                  -------------       ------------      -----------

           Outstanding, December 31, 1999             1,027,400            367,400             3.24

           Granted                                            -                  -                -
                                                  -------------       ------------      -----------

           Outstanding, December 31, 2000             1,027,400            367,400      $      3.24
                                                  =============       ============      ===========


 Had compensation cost for the plan been determined based on the fair value of the options at the grant date, the Company's net loss would have increased by $156,000 in 2000 and $638,000 in 1999, resulting in a net loss for the years ended December 31, 2000 and 1999 in the amounts of $1,002,143 and $1,162,499, respectively. Net loss per share would have been $(0.08) and $(0.10) for the years ended December 31, 2000 and 1999, respectively.

  The following table summarizes information about options outstanding at December 31, 2000 and 1999 under the Compensatory Stock Option Plan:

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999

NOTE J-COMMON STOCK OPTIONS-Continued

                 2000 Compensatory Stock Options and Warrants
                 --------------------------------------------

                      Options outstanding                                  Options exercisable
 ---------------------------------------------------------------- -------------------------------------
                              Weighted average
   Range of        Number      Remaining             Weighted-average      Number        Weighted-average
exercise prices  outstanding   contractual life     exercise price       exercisable    exercisable price
---------------  -----------  -----------------    -----------------     -----------    -----------------
$0.29 to $5.00   1,027,400    7.91 years            $      3.24          577,400        $      1.94


                 1999 Compensatory Stock Options and Warrants
                 --------------------------------------------

                       Options outstanding                                      Options exercisable
----------------------------------------------------------------------- --------------------------------
                                     Weighted average
   Range of              Number         Remaining        Weighted-average   Number        Weighted-average
exercise prices        outstanding   contractual life    exercise price    exercisable    exercisable price
---------------        -----------  -----------------  -----------------  ------------   -------------------
$0.29 to $4.25         1,027,400       8.82 years          $      2.83       367,400        $         0.29

    The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2000 and 1999: dividend yield of zero percent; risk-free interest rate of 6%; assumed forfeiture of zero percent; and expected lives of 8-10 years.


NOTE K - STOCKHOLDERS' EQUITY

    In May 1997, the Company's Board of Directors authorized the Company to sell up to 200,000 shares of common stock at $5 per share in a SCOR offering in the State of Iowa. Total shares issued were 156,680, which resulted in proceeds of $788,400.

    In 1998, the Company issued 6,000 shares of common stock at $5 per share for legal fees incurred.

    In 1998, the Company's Board of Directors authorized the issuance of 19,520 shares of common stock to key employees for services rendered in 1998 and 1999. In conjunction with the issuance of the shares, the Company recorded compensation expense of $97,600, which approximated the fair market value of the shares at the time of issuance.

    The Company's common stock was split three-for-one in June 1998 and five-for-one in April 1999.

    On May 15, 1999, the Company's stockholders authorized the Company to sell up to 150,000 shares of the Company's common stock at $5 per share. These shares will also require the Company to issue four stock warrants for each share of common stock purchased. The exercise price for these warrants totals $5 per share and may be exercised at any time prior to June 15, 2002. Total shares issued were 66,979, which resulted in proceeds of $334,895. At December 31, 2000 and 1999, the Company had 267,916 outstanding warrants.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          December 31, 2000 and 1999


NOTE K - STOCKHOLDERS' EQUITY - Continued

  The Company's stockholders authorized the Company to sell up to 2,000,000 shares of common stock at $5 per share in a direct public offering in the State of Iowa, the "Iowa Only Offering."

  The proceeds from the Iowa-Only Offering will be used to fund additional sales and marketing activities, research and development efforts for new products, working capital, and operational costs. (See Note L) In addition, funds will be used to construct a state-of-the-art warehouse and distribution center, which will also house the corporate offices of the Company. As of December 31, 2000 and 1999, 1,561,248 and 166,220 shares had been sold, respectively.

  In 1999, the Company issued 30,000 warrants at an exercise price of $0.01 for legal fees. As of December 31, 2000, $74,850 has been accounted for as offering costs. The remaining $74,850 is accounted for as prepaid legal costs until the completion of the Company's registration under the Securities Act of 1933.


NOTE L - STOCK SUBJECT TO RESCISSION OFFER

  On August 12, 2000, the Company determined that resales of Iowa-Only shares by Iowa residents to non-Iowa residents violated certain provisions of the Securities Act of 1933. In response, the Company is undertaking an offering to rescind the earlier Iowa-Only Offering. As a result, the Iowa-Only Offering Shares, 1,561,248 shares, in the amount of $7,806,240, have been classified as temporary equity.

  Once approved for distribution, the rescission offer will be outstanding for approximately thirty days. Iowa-Only Offering Shareholders have the option to reject the Rescission Offer or to take no action within the thirty days, thereby retaining their outstanding Iowa-Only Offering Shares, or to accept the Rescission Offer. For Iowa-Only Offering Shareholders electing to rescind their ownership, the rescission is expected to be paid in cash. The maximum obligation is estimated at $8,100,000, including the original investment plus interest at approximately 8% per year. As of December 31, 2000, the Company was liable for interest in the amount of $14,990.

  As a result of the Rescission Offer, the Company has classified the Iowa-Only Offering Shares and proceeds as temporary equity. These shares will remain in temporary equity until such time as the violations under the securities laws have been cured. Subsequent to the close of the Rescission Offer, the Company believes that Iowa-Only Offering Shareholders are estopped from arguing injury. However, the Company will continue to be contingently liable to such shareholders during the statute of limitations, a period of one year from the date of the Rescission Offer. The Company is unable to quantify the amount of such contingent liability, the claim must be brought through individual lawsuit, the Company intends to vigorously defend any such lawsuit believing it has valid defenses, and, finally, management considers the probability that it will incur any obligation under such contingent liability as remote. The Company will continue to assess the effect of this contingent liability on its financial statements during the one-year period.

  If all of the Iowa-Only Offering Shareholders elect to rescind their investment, it will materially affect the Company's financial position, results of operations and cash flows. If, during the subsequent one year that the Company continues to be contingently liable, to the extent that any of the Iowa-Only Offering Shareholders obtain a judgment for damages against the Company, if material, the judgment could impact the Company's liquidity and its ability to implement its business plan and continue as a going concern.

                                                                       Exhibit 2
                            SELECTED FINANCIAL DATA
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

     The following table sets forth certain financial data for Mirenco, a development stage company. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and Notes thereto included elsewhere in this filing. The selected financial data for the years ended December 31, 2000 and 1999 and cumulative data since inception through December 31, 2000, have been derived from our financial statements which have been audited by independent certified public accountants and are included elsewhere in this filing.


                             Income Statement Data

                                                                                              Cumulative
                                                                                             February 21,
                                                                                                 1997
                                                                                              (Inception)
                                                                                               ---------
                                                       Year ended           Year ended          through
                                                                                                -------
                                                      December 31,         December 31,      December 31,
                                                                                             ------------
                                                          2000                 1999              2000
                                                          ----                 ----              ----
                    Sales                             $   110,128          $   195,295        $   357,573
                    Cost of Goods Sold                    174,289              144,162            387,158
                    Operating expenses                    993,167              587,983          3,866,177
                    Loss from Operations               (1,057,328)            (536,850)        (3,895,762)
                    Interest Income                       226,175               12,351            252,806
                    Net Loss                          $  (846,143)         $  (524,499)       $(3,657,946)
                    Loss per Share                    $     (0.07)         $     (0.05)
                    Common Shares
                    Outstanding (1)                    12,721,769           11,735,001


                              Balance Sheet Data

                                                             Year ended                     Year ended
                                                          December 31, 2000              December 31, 1999
                                                          -----------------              -----------------
                    Working Capital                          $ 5,925,373                    $   807,556
                    Total Assets                               6,664,448                        962,878
                    Shareholder's Equity
                    (Deficit)(2)                              (1,211,702)                         4,929
                    Deficit accumulated
                    during the development phase             $(3,657,946)                   $(2,811,803)

_____________
(1) Based on the weighted average number of shares outstanding and shares subject to rescission offer during the period and adjusted for stock splits approved June 9, 1998 and April 16, 1999.
(2) There have been no, nor are there expected to be, cash dividends. Proceeds from Iowa-Only Offering Shares are recorded as stock subject to the Rescission Offer, a temporary equity item, and not as a component of Shareholders' Equity (Deficit).



                  [Balance of page intentionally left blank.]

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


1.   Introduction

     Management has, to date, intentionally focused all of our limited resources on our business plan, consisting of the following chronological elements:

 a. First Round Capitalization
 b. Product Development and Testing
 c. Empirical Performance Results and Testimonials
 d. Launch Planning
 e. Second Round Capitalization
 f. Launch
 g. Licensing, Sales and Marketing

     We raised $788,400 in our successful SCOR offered during 1997 and 1998. These funds supported the completion of our early product testing and first marketing efforts. Initial product sales occurred to transit authorities in Memphis, Ann Arbor, and Cedar Rapids.

     We added another $334,895 from a private stock offering to our existing shareholders during 1999 to support our planned follow up offering to raise up to $10 million. The funds raised in the private stock offering were used primarily for legal, accounting, printing and marketing costs of our Iowa-Only Offering which was approved for distribution within the state of Iowa on July 30, 1999. As of July 30, 2000, we raised a cumulative $7,806,240 from the Iowa-Only Offering The net funds raised in the Iowa-Only Offering was $7,544,540 following conclusion of a rescission offer of the Iowa-Only Offering shares on February 26, 2001.

     From inception to date, we have incurred no significant research and development costs. Prior to our purchase of the patents from American Technologies, as discussed at "Certain Relationships and Related Transactions," we estimate from records provided to us that American Technologies and other related entities incurred research and development costs of approximately $4 million. From proceeds of our Iowa-Only Offering, we expect to spend between $800,000 and $1.8 million over the next three years in research and development for improving and streamlining our existing products, reducing manufacturing costs and developing new applications.

     We are investing funds from the Iowa-Only Offering in a distribution and office facility located in Radcliffe, Iowa, on property owned by our principal shareholder. The total cost is expected to be approximately $1.25 million to build and furnish the new building. Through December 31, 2000, we have expended $561,102 to begin construction of a projected $1.25 million headquarters facility in Radcliffe, Iowa. The project is expected to be completed on budget. We have worked closely with state and local government officials who have declared the property to be an enterprise zone where we will be able to take advantage of certain property tax breaks. Though the number of employees will grow only slightly during fiscal year 2000, we anticipate we will be adding additional mechanics and sales personnel as well as sales management as we continue to implement our business and marketing plans. By December 31, 2001, with the new facility built and anticipated increased sales, we believe we will employ 29 full-time employees, including the four existing executive managers.

     We have now completed the first five steps as outlined above, with significant and adequate capital to seek market maker to apply to quote our securities on the NASD Over-the-Counter Bulletin Board. Such a listing provides four elements that we desire:

 a. Additional awareness and public attention gained from operating as a publicly traded company;
 b. A public market valuation for the Company;
 c. An alternative for future equity capitalization if required and desired by the Company; and
 d. An exit vehicle for existing shareholders who desire to sell.

     Now that the Rescission Offer is concluded, we intend to use certain proceeds from the Iowa-Only Offering to launch our products and offer to license our patents to automakers simultaneous with the NASDAQ listing. Our intent is to make the automakers aware of our patented technologies, provide a significantly inexpensive offer for licensing and royalties, and to gain rapid and significant market awareness for our technologies.

     The simultaneous marketing campaign efforts conducted at the time of launch are intended to jumpstart our sales efforts into the existing-vehicle aftermarket, to make a strategic, nonexclusive offer to automakers for patent licensing and to generate awareness and interest in Mirenco within the investment community. We are hopeful that the unique business method of launching, licensing, and execution that we have chosen will yield product marketing, patent licensing, and investment analyst attention more rapidly than could be obtained via more traditional, smaller-exposure methods.

     In parallel and support of our launch, Mirenco products are being utilized, marketed and sold, albeit on a limited basis, to relatively high-profile organizations. We are optimistic that the performance data and testimonials obtained from these high-profile customers will serve to minimize, or eliminate, potential extended evaluations from prospective customers' acquisition decision-making cycles.

     Our technologies are built on patents issued to our founder and principal shareholder, Dwayne Fosseen, in a cost sharing CRADA industry/government research and development project with the U.S. Department of Energy. We have proven effectiveness in fuel savings, emissions reductions and decreased maintenance, and our products are applicable and adaptable to vehicles worldwide. Sufficient prospects regarding buses, heavy trucks and other vehicles world-wide have been generated that we believe commercially viable sales will be realized once we direct our emphasis and focus our resources. We have identified 46 auto manufacturers world-wide that are expected to produce 400 million new vehicles over the next 10 years. We anticipate selling licenses to our patents to many of the higher-volume auto producers, which will provide for a per unit royalty. While there is seasonality in the U.S. automobile sales industry, seasonality is not expected to have a significant impact on our business in the near future.

     Further, while other technologies continue to develop, we believe many of these alternatives to be 4 to 10 years away from a cost-effective solution which, in any event, would likely be implemented first and perhaps exclusively to new vehicles. Our products have the advantage of being currently applicable and we believe they provide licensees with a foundation to further improve and develop new applications. In spite of ongoing technological advances in fuel, engines and our own products, we believe that the world-wide existing number of cars, buses and trucks is expected to provide a source for our sales for years to come. Furthermore, our technologies are in relative infancy in that we intend to incorporate considerably advanced sophistication within our products as the technological components become economically feasible for mass production (e.g., Global Positioning System satellite, global road topographical databases, speed limit databases, bi-directional throttle controls, etc.).

     We are eager to launch and maximize the years of research and effort that have gone into design, development, protection and planning. Management believes, and performance data demonstrates, that market acceptance of Mirenco's technologies can provide a global benefit measured both economically and environmentally. Consequently, management has carefully crafted and implemented a plan that provides the products, company infrastructure, human-resource skills and business strategy to leverage and maximize the patents and resultant technology as quickly as possible, with final company valuation being determined by the free markets.

2.   Background

     Our fiscal year ends December 31. The following analysis of our financial condition and results of operations for the fiscal years ended December 31, 2000 and 1999 should be read in conjunction with our audited financial statements for the periods and other information presented elsewhere in this filing.

3.   General

     We develop and market technologically advanced products for throttle control of internal combustion vehicles that improve fuel efficiency, reduce environmental emissions and reduce vehicle maintenance. Our primary products are derived from technology patented in the U.S., Mexico and Canada and are:
DriverMax(R), DriverMax(R) Software, HydroFire(R) Injection, HydroFire(R) Fluid HydroFire(R) Lubricant and EconoCruise(R). Our newest product offering, EconoCruise(R), is a new and improved version of our product line utilizing other input sensors including Global Positioning System technology and ambient sensor features. We believe that we are the first to provide a product that incorporates Global Positioning System technology into a throttle-control application using "Satellite-to-Throttle(TM) technology. We intend to market our products both domestically and internationally and intend to license our patented technology to automakers for use on their new model vehicles. We expect our revenues to increase as a result of the broader market penetration, license revenues and new products scheduled for introduction over the next 6 to 36 months.

     We have incurred losses during our fiscal years ended December 31, 2000 and 1999 while developing and introducing our original products and focusing management and other resources on capitalizing the Company to support future growth. DriverMax(R) accounts for more than 90% of our product sales during our development stage, being the most readily marketable of our fully developed products. HydroFire(R) units account for the remainder. No sales have been conditioned on other performance or approval. The losses incurred to date are considered normal for a development stage company. Other costs were incurred during the past three years to prepare us for commercialization of our products, including additional management, personnel, consultants and marketing expenditures. We expect that, as sales increase, there will also be increases in the total amounts of distribution and selling, general and administrative expenses. However, as a percentage of sales, these expenses should decline.

4.   Financial Impact of Rescission Offer

     The Rescission Offer of our Iowa-Only Offering was declared effective on January 26, 2001 and terminated on February 26, 2001. We refunded $261,700 for 52,340 shares returned and canceled, incurring total interest expense of $14,990. The net investment of the Iowa-Only Offering was $7,544,540, having issued 1,508,908 shares. Though the period of the rescission offer has terminated, we nonetheless may continue to be liable to Iowa-Only Offering Shareholders under relevant federal laws for a period of up to one year after discovery of the violation upon which a claim by an Iowa-Only Offering Shareholder may be based (or three years from the date of the original July 30, 1999 offering). However, since extending this Rescission Offer is believed to have eliminated any damages element, the potential financial impact of the Rescission Offer is highly speculative and, in any event, is not expected to have a material adverse impact on our operations. While unlikely in the opinion of Mirenco and its securities attorney, in the event claims are brought against the company and are successful, the post-rescission financial impact could result in a maximum obligation of $7,544,540, which is the number of outstanding shares subject to the prior offering that violated section 5 of the Securities Act and were not rescinded, multiplied by the offering price.

5. Results of Operations

     The fiscal year ended December 31, 2000 compared to the fiscal year ended December 31, 1999.

     Sales were $110,128 for the year ended December 31, 2000 compared to $195,295 for the same period in 1999, a decrease of 44%. During our development stage, we focused management and other resources on raising equity capital and developing our products. This was particularly true during 2000 as we worked to close the Iowa-Only Offering effective July 30, 2000 whereas we had only limited equity sales efforts during the same period in 1999. While no trends or seasonality have yet to be identified, sales have occurred sporadically during the development stage creating differences between comparative periods. In 1999, we had one large sale to the Transit Authority of River City (TARC - Louisville, Kentucky) for approximately $95,000. We have continued to follow up with TARC while further developing our sales documentation and collecting emissions and fuel savings data. No sale of this size occurred during 2000.

     Cost of sales increased $30,127 or 21% from 1999 to 2000, representing 158% and 74% of sales, respectively. The increase in cost of sales is related to an approximately $55,000 increase in production personnel during a period of low sales enabling us to train and prepare for later, anticipated increased sales levels. This increase was offset by approximately $25,000 in lower cost of total products sold and savings in supplies due to the lower sales. Management believes cost of sales will range between 40% and 60% of sales as increased unit sales levels cover production overhead and unit costs. Through December 31, 1999, our gross margin was $51,133 compared to ($64,161) for the same period in 2000. This difference relates to the higher level of sales in 1999 and approximately $40,000 less production overhead.

     Operating expenses increased $405,184 or 69% from 1999 to 2000. The increase is primarily attributable to an approximately $320,000 increase in wage expense because of new personnel and executive management in 2000, offset by $75,000 of stock-based compensation in 1999 related to options granted to an officer. The increase at December 31, 2000 is also from an approximately $60,000 increase in travel and advertising as we began to make sales presentations to other transit authorities around the country, approximately $25,000 increased due to purchasing directors' and officers' liability insurance, approximately $25,000 in increased research and development spending related to EconoCruise(R), and approximately $15,000 in net additional accounting, legal and other general and administrative expenses. Throughout our self-underwritten, Iowa-Only Offering, we updated shareholders and potential shareholders of company developments as a means to raise awareness and increase sales of the offer. Such costs were recorded as offering costs, a decrement to shareholders equity. Upon completion of the Iowa-Only Offering, we continued to incur similar costs; however, these costs, approximately $30,000 in the 4th quarter of 2000, were expensed.

     Royalty expense for the year ended December 31, 1999 was 4% of sales.
Prior to our purchase of the patents and trademarks from American Technologies effective November 1, 1999, we incurred royalty expense for use of and opportunity to market the patents, payable to American Technologies at the greater of 3% of actual sales or 3% of sales calculated at an established unit price ($495) and minimum quantities (40 to 80 units per month). The payments were generally made quarterly. During this period, minimum quantities and the unit price exceeded both quantities shipped and the actual sales prices with the result that royalty expense exceeded 3% of actual sales. This royalty agreement was terminated upon our purchase of the patents effective November 1, 1999. The TARC sale occurred after November 1, 1999 and was subject to the 3% calculation for royalty expense. For the year ended December 31, 2000, royalty expense was calculated according to terms of the purchase agreement with American Technologies at 3% of actual sales.

     Our net loss increased from $524,499 in 1999 to $846,143 in 2000 primarily as a result of increased management and personnel costs, decreased sales, and sales and marketing efforts in 2000 that began the sales cycle with new potential customers,but did not result in sales as of fiscal year end.

6. Liquidity and Capital Resources

     We have not yet commenced generating substantial revenue. We expect to fund development expenditures and incur losses until we are able to generate sufficient income and cash flows to meet these expenditures and other requirements. Having closed our Rescission Offer refunding $261,700 or 3.4% of the original $7,806,240, we believe we currently have adequate cash reserves to continue to cover anticipated expenditures and cash requirements. Prior to the effective date of the Rescission Offer, management believed less than 10% of the Iowa-Only Offering Shareholders would accept the Rescission Offer.

     Since our inception in 1997, we have primarily relied on the sources of funds discussed in "Cash Flows" below to finance our testing and operations. We believe that the proceeds raised from the Iowa-Only Offering, net of the Rescission Offer, will be adequate to continue our operations, including the contemplated expansion of sales efforts, inventories, and accounts receivable through the next three years.

     Since acceptance or the affirmative rejection or failure to respond to the Rescission Offer does not act as a release of claims, eligible Iowa-Only Offering Shareholders who have accepted, rejected or failed to respond to the Rescission Offer would retain any rights of claim they may have under federal securities laws. Any subsequent claims by an Iowa-Only Offering Shareholder would be subject to any defenses we may have, including the running of the statute of limitations and/or estoppel. In general, to sustain a claim based on violations of the registration provisions of federal securities laws, the claim must be brought within one year after discovery of the violation upon which the claim is based in this case, based on the date of January 26, 2001 prospectus, or three years from the date of the original July 30, 1999 offering. Under the principle of estoppel, the person bringing a claim must carry the burden of proof of why he or she took no action under the rescission offer and/or how he or she may have been injured.

     We have been evaluating financing and capitalization alternatives as part of our long-term business plans. These alternatives include the sale of preferred stock and warrants. To preserve operating funds, we have also developed a strategic plan that provides for reductions of expenditures and a prioritization of development options Further, as a result of this registration, we could receive up to approximately $2 million from the exercise of options and warrants by selling shareholders. However, since many of the options and warrants bear an exercise price of $5.00 per share, we anticipate that selling shareholders will only exercise if the eventual market price of our common stock exceeds $5.00 per share. Otherwise, we have no way to estimate the dollar amount, if any, that we will receive from the exercise of options and warrants.

     According to the terms of our purchase agreement with American Technologies to acquire the patents and trademarks, we will pay a 3% royalty of annual gross sales for a period of 20 years, which began November 1, 1999. The agreement also required the payment of $25,000 at the time we met the Iowa-Only Offering $500,000 minimum offering, approximately November 1, 1999. Approximately one-half of the amount due was paid on December 13, 1999 and the other one-half was paid on February 15, 2000. A $225,000 payment became due American Technologies per the agreement once we had raised $5,000,000 in the Iowa-Only Offering. The $225,000 was paid in August 2000.

7. Cash Flows for the Years Ended December 31, 2000 and 1999

     Since our inception, February 21, 1997, through December 31, 2000, our activities have been organizational, devoted to developing a business plan and raising capital. Where these costs are indirect and administrative in nature, they have been expensed in the accompanying statements of operations. Where these costs relate to capital raising and are both directly attributable to our offerings and incremental, they have been treated as offering costs in the accompanying balance sheets. Therefore, all indirect costs, such as management salaries, have been expensed in the period in which they were incurred.

     Net cash used in operating activities for the years ended December 31, 2000 and 1999 was $974,462 and $358,475, respectively. The use of cash in operating activities was primarily related to our net losses and significant changes in working capital components, including inventory and receivables.

     Net cash used in investing activities for the years ended December 31, 2000 and 1999 was $649,709 and $29,702, respectively. The use of cash in investing activities was primarily attributed to approximately $561,000 construction costs for our new headquarters facility plus approximately $90,000 in emissions testing equipment and computer equipment.

     Net cash provided by financing activities during the years ended December 31, 2000 and 1999 was $6,576,633 and $851,028, respectively. The primary source of the financing was proceeds from the issuance of shares of common stock in our Iowa-Only Offering.


8.  Business and Related Party Transactions

     On April 30, 1999, Mirenco entered into an agreement to acquire patents and trademarks from a company whose stockholders have controlling ownership in Mirenco for a purchase price of $250,000 cash plus future royalty payments, according to contract terms. Of the cash payment, $9,800 was recorded as a lump-sum purchase of the affiliate's carrying value at the date of purchase.
The remaining $240,200 was accounted for as a distribution to stockholders, and is reflected as a decrement to equity.


9.  Recent Accounting Pronouncements

     There are no recently issued accounting standards for which the impact on our financial statements at December 31, 2000 and 1999 is not known.

10. Forward-looking Statements

     Statements contained in this document which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.

                                                                       Exhibit 3


                                 MIRENCO, Inc.
                         (a development stage company)

                                BALANCE SHEETS
                                  (unaudited)

                                                                                       March 31,                  March 31,
                                                                                         2001                       2000
                                                                                 -----------------------   -----------------------
        ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                                          $     5,018,855           $     2,223,050
     Accounts receivable                                                                         15,799                    16,403
     Inventories                                                                                 83,373                    62,550
     Other                                                                                      167,759                    78,997
                                                                                    -------------------        ------------------
                     Total current assets                                                     5,285,786                 2,381,000

PROPERTY AND EQUIPMENT, net                                                                     883,954                    26,912

PATENTS AND TRADEMARKS, net of accumulated amortization
     of $2,353 and $451 in 2001 and 2000, respectively                                            7,447                     9,349

OTHER ASSETS                                                                                     11,538                         -
                                                                                    -------------------        ------------------
                                                                                        $     6,188,725           $     2,417,261
                                                                                    ===================        ==================

        LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
     Accounts payable                                                                   $        72,834           $        11,873
     Accrued liabilities                                                                         39,556                    35,976
                                                                                    -------------------        ------------------
                     Total current liabilities                                                  112,390                    47,849

COMMITMENTS AND CONTINGENCIES                                                                         -                         -

STOCK SUBJECT TO RESCISSION OFFER
     Common stock, no par value; 1,508,908 and 520,996 shares issued and
        outstanding at March 31, 2001 and 2000, respectively                                  7,544,540                 2,604,980

STOCKHOLDERS' DEFICIT
     Common stock, no par value; 30,000,000 shares authorized,
        11,697,779 shares issued and outstanding                                                731,290                   847,322
     Additional paid-in capital                                                               1,714,954                 1,939,954
     Deficit accumulated during development stage                                            (3,914,449)               (3,022,844)
                                                                                    -------------------        ------------------
                                                                                             (1,468,205)                 (235,568)
                                                                                    -------------------        ------------------
                                                                                        $     6,188,725           $     2,417,261
                                                                                    ===================        ==================

                                 MIRENCO, Inc.
                         (a development stage company)

                           STATEMENTS OF OPERATIONS
                                  (unaudited)



                                                                                                             Period from
                                                                                                             February 21,
                                                               Three Months           Three Months               1997
                                                                  Ended                   Ended             (inception) to
                                                                March 31,               March 31,              March 31,
                                                                  2001                    2000                   2001
                                                          ----------------------  ---------------------  ---------------------
Sales                                                             $      20,629         $       31,864          $     378,202

Cost of sales                                                            15,264                 30,483                402,422
                                                          ---------------------   --------------------   --------------------

             Gross profit (loss)                                          5,365                  1,381               (24,220)

Salaries and wages                                                      157,173                118,165                869,900
Stock-based compensation                                                      -                      -              1,933,054
Royalty expenses                                                            619                    956                 22,452
Marketing and advertising                                                21,229                  9,581                151,107
Other general and administrative expenses                               163,616                 98,138              1,232,301
                                                          ---------------------   --------------------   --------------------

                                                                        342,637                226,840              4,208,814
                                                          ---------------------   --------------------   --------------------

             Loss from operations                                      (337,272)              (225,459)            (4,233,034)

Other income (expense)
     Interest income                                                     80,769                 14,418                333,575
     Interest expense                                                         -                      -                (14,990)
                                                          ---------------------   --------------------   --------------------
                                                                         80,769                 14,418                318,585
                                                          ---------------------   --------------------   --------------------

             NET LOSS                                             $    (256,503)        $     (211,041)         $  (3,914,449)
                                                          =====================   ====================   ====================

Net loss per share available for common
  shareholders - basic and diluted                                $       (0.02)        $        (0.02)
                                                          =====================   ====================

Weighted-average shares outstanding -
  basic and diluted                                                  13,232,857             12,100,515
                                                          =====================   ====================


                                 MIRENCO, Inc.
                         (a development stage company)

                           STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                                                                   Period from
                                                                                                                   February 21,
                                                                     Three Months           Three Months               1997
                                                                        Ended                  Ended              (inception) to
                                                                      March 31,              March 31,              March 31,
                                                                         2001                   2000                   2001
                                                                    --------------         --------------         --------------
Cash flows from operating activities
     Net loss                                                       $     (256,503)        $     (211,041)        $   (3,914,449)
     Adjustments to reconcile net loss to net cash
     and cash equivalents used in operating activities:
        Stock-based compensation                                                 -                      -              1,933,054
        Depreciation and amortization                                        8,244                  1,870                 28,256
        (Increase) decrease in assets:
           Accounts receivable                                              24,568                 92,306                (15,799)
           Inventories                                                       9,128                (25,500)               (83,373)
           Other                                                               821                 (1,963)              (104,447)
        Increase (decrease) in liabilities:
           Accounts payable                                                 53,475                (71,185)                72,834
           Accrued liabilities                                             (10,995)                (7,815)                39,556
                                                                    --------------         --------------         --------------
              Net cash used in operating activities                       (171,262)              (223,328)            (2,044,368)

Cash flows from investing activities
     Purchase of property and equipment                                   (240,246)                (9,658)              (909,857)
     Purchase of patents and trademarks                                          -                      -                 (9,800)
                                                                    --------------         --------------         --------------
              Net cash used in investing activities                       (240,246)                (9,658)              (919,657)

Cash flows from financing activities
     Proceeds from sale of stock, net
        of offering costs                                                        -              1,744,424              8,484,780
     Refund of common stock in rescission offer                           (261,700)                     -               (261,700)
     Distribution to stockholders                                                -                      -               (240,200)
                                                                    --------------         --------------         --------------
              Net cash provided by financing activities                   (261,700)             1,744,424              7,982,880
                                                                    --------------         --------------         --------------

Change in cash and cash equivalents                                       (673,208)             1,511,438              5,018,855

Cash and cash equivalents, beginning of period                           5,692,063                711,612                      -
                                                                    --------------         --------------         --------------

Cash and cash equivalents, end of period                            $    5,018,855         $    2,223,050         $    5,018,855
                                                                    ==============         ==============         ==============

       The accompanying notes are an integral part of these statements.

                                 MIRENCO, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

    1.     Nature of Business

    MIRENCO, Inc. (the Company) was incorporated as an Iowa corporation in 1997. The Company is a marketing company that distributes a variety of automotive and aftermarket products for which they have exclusive licensing rights. The products primarily reduce emissions and increase vehicle performance. The Company's products are sold primarily in the domestic market.

    4.  Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Interest income is generated from cash invested in these short-term financial instruments.

    5.  Revenue Recognition

    Revenue is recognized from sales when a product is shipped and from services when they are performed.

    4.     Inventories

    Inventories, consisting of purchased finished goods ready for sale, are stated at the lower of cost (as determined by the first-in, first-out method) or market.

    5.     Income Taxes

    The Company accounts for income taxes under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent management believes that it is more likely than not that they will be realized.

    6.     Patents and Trademarks

    Patents and trademarks will be amortized on the straight-line method over their remaining legal lives of 9 years.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                March 31, 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    7.     Property and Equipment

    Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of three years for computer equipment, five years for manufacturing and test equipment and other equipment, and 39 years for building.

    8.     Impairment of Long-Lived Assets

    Impairment losses are recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover their carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

    9.     Stock-Based Compensation

    The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and elected to continue the accounting set forth in Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." This opinion requires that for options granted at less than fair market value, a compensation charge must be recognized for the difference between the exercise price and fair market value.

    10.    Net Loss Per Share

    Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods, which includes the effects of all stock splits. Net loss per share, assuming dilution, is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potential common stock equivalents. Net loss per share assumes dilution for the three months ended March 31, 2001 and 2000 is equal to basic net loss per share, since the effect of common stock equivalents outstanding during the periods is antidilutive.

    19.  Fair Value of Financial Instruments

    The Company's financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts of financial instruments approximate fair value due to their short maturities.

    20.  Royalty Expense

    Royalty expense is recorded and paid based upon the sale of products, services, and rights related to patents according to a contractual agreement.

    21.  Advertising

    Advertising costs are charged to expense as incurred.

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                March 31, 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    22.  Offering Costs

    Specific incremental costs directly attributable to the Company's equity offerings, including advertisements in newspaper, radio and direct mail, letters, printing costs and certain identifiable legal fees, are charged against the gross proceeds of the offerings.

    23.  Software Development Costs

    The Company capitalizes software development costs when project technological feasibility is established and concludes when the product is ready for release. To date, no amounts have been capitalized. Research and development costs related to software development are expensed as incurred.

    24.  Research and Development

    The Company expenses research and development costs as incurred. Such costs include certain prototype products, test parts, consulting fees, and costs incurred with third parties to determine feasibility of products.

    25.  Accounts Receivable

    The Company considers accounts receivable to be fully collectible; accordingly no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

    26.  Use of Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    27.  Basis of Presentation

    The accompanying financial statements of Mirenco, Inc., included herein are unaudited, but include all adjustments consisting of normal recurring accruals which the Company deems necessary for a fair presentation of its financial position, results of operations and cash flows for the interim period. Such results are not necessarily indicative of results to be expected for the full year. These financial statements do not include all disclosures provided in the annual financial statements and should be read in conjunction with the annual financial statements and notes thereto included in the Company's Form SB-2 filed on May 11, 2001.

                  [Balance of page left intentionally blank]

                                 MIRENCO, Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                March 31, 2001


NOTE B - STOCK SUBJECT TO RESCISSION OFFER

    On August 12, 2000, the Company determined that resales of Iowa-Only shares by Iowa residents to non-Iowa residents violated certain provisions of the Securities Act of 1933. In response, the Company undertook an offering to rescind the earlier Iowa-Only Offering in an offering effective January 26, 2001. The Rescission Offer terminated on February 26, 2001 with the result that the Company refunded 52,340 shares or $261,700, incurring interest expense of $14,990. As a result, at March 31, 2001, the 1,508,908 Iowa-Only Offering Shares, in the amount of $7,544,540, are classified as temporary equity. These shares will remain in temporary equity until such time as the violations under the securities laws have been cured. Subsequent to the close of the Rescission Offer, the Company believes that Iowa-Only Offering Shareholders are estopped from arguing injury. However, the Company will continue to be contingently liable to such shareholders during the statute of limitations, a period of one year from the date of the Rescission Offer (or three years from the date of the original offer). The Company is unable to quantify the amount of such contingent liability, the claim must be brought through individual lawsuit, the Company intends to vigorously defend any such lawsuit believing it has valid defenses, and, finally, management considers the probability that it will incur any obligation under such contingent liability as remote. The Company will continue to assess the effect of this contingent liability on its financial statements during the period of the contingent liability.

                  [Balance of page left intentionally blank]

                                                                       EXHIBIT 4

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

General and Background

         We develop and market technologically advanced products for throttle control of internal combustion vehicles that improve fuel efficiency, reduce environmental emissions and reduce vehicle maintenance. Our primary products are derived from technology patented in the U.S., Mexico and Canada and are:
DriverMax(R), DriverMax(R) Software, HydroFire(R) Injection, HydroFire(R) Fluid HydroFire(R) Lubricant and EconoCruise(R). Our newest product offering, EconoCruise(R), is a new and improved version of our product line utilizing other input sensors including Global Positioning System technology and ambient sensor features. We believe that we are the first to provide a product that incorporates Global Positioning System technology into a throttle-control application using "Satellite-to-Throttle(TM) technology. We intend to market our products both domestically and internationally and intend to license our patented technology to automakers for use on their new model vehicles. We expect our revenues to increase as a result of the broader market penetration, license revenues and new products scheduled for introduction over the next 6 to 36 months.

         We have incurred losses during our fiscal years ended December 31, 2000 and 1999 while developing and introducing our original products and focusing management and other resources on capitalizing the Company to support future growth. DriverMax(R) accounts for more than 90% of our product sales during our development stage, being the most readily marketable of our fully developed products. HydroFire(R) units account for the remainder. No sales have been conditioned on other performance or approval. The losses incurred to date are considered normal for a development stage company. Other costs were incurred during the past three years to prepare us for commercialization of our products, including additional management, personnel, consultants and marketing expenditures. We expect that, as sales increase, there will also be increases in the total amounts of distribution and selling, general and administrative expenses. However, as a percentage of sales, these expenses should decline.

         From July 30, 1999 through July 30, 2000, we raised $7,806,240 from our Iowa-Only Offering. On August 12, 2000, we determined that resales of Iowa-Only shares by Iowa residents to non-Iowa residents violated certain provisions of the Securities Act of 1933. In response, we undertook an offering to rescind the earlier Iowa-Only Offering in an offering effective January 26, 2001. The Rescission Offer terminated on February 26, 2001 with the result that we refunded $261,700 for 52,340 shares returned and canceled, incurring total interest expense of $14,990. The net investment of the Iowa-Only Offering was $7,544,540, having issued 1,508,908 shares. Though the period of the rescission offer has terminated, we nonetheless may continue to be liable to Iowa-Only Offering Shareholders under relevant federal laws for a period of up to one year after discovery of the violation upon which a claim by an Iowa-Only Offering Shareholder may be based (or three years from the date of the original July 30, 1999 offering). However, since extending this Rescission Offer is believed to have eliminated any damages element, the potential financial impact of the Rescission Offer is highly speculative and, in any event, is not expected to have a material adverse impact on our operations. While unlikely in the opinion of Mirenco and its securities attorney, in the event claims are brought against the company and are successful, the post-rescission financial impact could result in a maximum obligation of $7,544,540, which is the number of outstanding shares subject to the prior offering that violated section 5 of the Securities Act and were not rescinded, multiplied by the offering price.

Results of Operations

         Sales decreased $11,235 or 35% for the three months ended March 31, 2001 compared to the same period at 2000. During our development stage, we have continued to focus management and other resources on raising equity capital and developing our products. This was again true during the first quarter of 2001 as we worked toward the effective date of the Resission Offer of January 26, 2001 and the termination of the offer on February 26, 2001. Sales have occurred sporadically during the development stage creating differences between comparative periods. No trends or seasonality have yet to be identified. During the first three months of 2001, we began developing a new sales strategy founded upon collecting emissions data before and after the use of our products and providing continuing emission testing services of our installed products.

         Cost of sales decreased $15,219 or 50% from 2000 to 2001, costs representing 96% and 74% of sales, respectively. The decrease in cost of sales is related to the change in management focus during the first quarter to use production personnel to gather data from existing customers to meet our ongoing research and development and customer service needs and thus not be charged to production overhead. Production overhead was further reduced because 2001 sales were made to existing customers who require no installation assistance from us. Management believes cost of sales will range between 40% and 60% of sales as increased unit sales levels cover production overhead and unit costs.

         Operating expenses increased $115,798 or 51% from 2000 to 2001. The increase is primarily attributable to approximately $54,000 additional accounting services required to complete the Rescission Offer prospectus. Another $40,000 increase in operating expenses occurred as a result of implementing a medical benefit plan, hiring one new employee and charging former production personnel into R&D and customer service functions. Approximately $12,000 of increased advertising occurred based on recording shareholder newsletter mailings as advertising expense instead of a cost of fund raising. Throughout our self-underwritten, Iowa-Only Offering, we updated shareholders and potential shareholders regarding company developments as a means to raise awareness and increase sales of the offer. Such costs were recorded as offering costs, a decrement to shareholders equity. Upon completion of the Iowa-Only Offering, we continued to incur similar costs; however, these costs were expensed as incurred. The remaining approximately $10,000 was from other G&A changes.

         Royalty expense for the three months ended March 31, 2001 and 2000 was 3% of sales calculated per the patent purchase agreement with American Technologies.

         Our net loss increased from $211,041 in 2000 to $256,503 in 2001 primarily as a result of increased costs to complete the rescission offer, low sales, and increased research and development and marketing efforts in 2001 to collect emissions data from existing customers.

Liquidity and Capital Resources

         We have not yet commenced generating substantial revenue. We expect to fund development expenditures and incur losses until we are able to generate sufficient income and cash flows to meet these expenditures and other requirements. Having closed our Rescission Offer refunding $261,700 or 3.4% of the original $7,806,240, we believe we currently have adequate cash reserves to continue to cover anticipated expenditures and cash requirements. Prior to the effective date of the Rescission Offer, management believed less than 10% of the Iowa-Only Offering Shareholders would accept the Rescission Offer.

         Since our inception in 1997, we have primarily relied on the sources of funds discussed in "Cash Flows" below to finance our testing and operations. We believe that the proceeds raised from the Iowa-Only Offering, net of the Rescission Offer, will be adequate to continue our operations, including the contemplated expansion of sales efforts, inventories, and accounts receivable through the next three years.

         Since acceptance or the affirmative rejection or failure to respond to the Rescission Offer does not act as a release of claims, eligible Iowa-Only Offering Shareholders who have accepted, rejected or failed to respond to the Rescission Offer would retain any rights of claim they may have under federal securities laws. Any subsequent claims by an Iowa-Only Offering Shareholder would be subject to any defenses we may have, including the running of the statute of limitations and/or estoppel. In general, to sustain a claim based on violations of the registration provisions of federal securities laws, the claim must be brought within one year after discovery of the violation upon which the claim is based in this case, based on the date of the prospectus (or three years from the date of the original offer). Under the principle of estoppel, the person bringing a claim must carry the burden of proof of why he or she took no action under the rescission offer and/or how he or she may have been injured.

         We have been evaluating financing and capitalization alternatives as part of our long-term business plans. These alternatives include the sale of preferred stock and warrants. To preserve operating funds, we have also developed a strategic plan that provides for reductions of expenditures and a prioritization of development options. Further, as a result of this registration, we could receive up to approximately $2.25 million from the exercise of options and warrants by selling shareholders. However, since many of the options and warrants bear an exercise price of $5.00 per share, we anticipate that selling shareholders will only exercise if the eventual market price of our

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

common stock exceeds $5.00 per share. Otherwise, we have no way to estimate the dollar amount, if any, that we will receive from the exercise of options and warrants.

         According to the terms of our purchase agreement with American Technologies to acquire the patents and trademarks, we will pay a 3% royalty of annual gross sales for a period of 20 years, which began November 1, 1999.

Cash Flows for the Three Months Ended March 31, 2001 and 2000

         Since our inception, February 21, 1997, through March 31, 2001, our activities have been organizational, devoted to developing a business plan and raising capital. Where these costs are indirect and administrative in nature, they have been expensed in the accompanying statements of operations. Where these costs relate to capital raising and are both directly attributable to our offerings and incremental, they have been treated as offering costs in the accompanying balance sheets. Therefore, all indirect costs, such as management salaries, have been expensed in the period in which they were incurred.

         Net cash used in operating activities for the three months ended March 31, 2001 and 2000 was $171,262 and $223,328, respectively. The use of cash in operating activities was primarily related to our net losses and significant changes in working capital components, including payables and receivables.

         Net cash used in investing activities for the three months ended March 31, 2001 and 2000 was $240,246 and $9,658, respectively. The use of cash in investing activities in 2001 was primarily attributed to approximately $230,000 construction costs for our new headquarters facility.

         Net cash provided by financing activities during the three months ended March 31, 2001 and 2000 was $261,700 and $1,744,424, respectively. The source of the financing was proceeds from the issuance of shares of common stock in our Iowa-Only Offering and refunds resulting from the Rescission Offer.

Recent Accounting Pronouncements

         There are no recently issued accounting standards for which the impact on our financial statements at March 31, 2001 and 2000 is not known.

Forward-looking Statements

         Statements contained in this document which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.

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                                                                       Exhibit 5

                            DESCRIPTION OF BUSINESS

General

         Mirenco, Inc., a development stage company, was organized and incorporated in the State of Iowa on February 21, 1997. We develop and market technologically advanced products for throttle control of internal combustion vehicles that improve fuel efficiency, reduce environmental emissions and reduce vehicle maintenance. Our primary products are derived from technology patented in the U.S., Mexico and Canada and are the following: DriverMax(R), DriverMax(R) Software, HydroFire(R) Injection, HydroFire(R) Fluid and HydroFire(R) Lubricant. We also intend to supply new and improved versions of our product line utilizing other input sensors, including Global Positioning System satellite technology and ambient sensor features. We believe we are the first to provide a product that incorporates Global Positioning System technology into a throttle-control application called "EconoCruise(R)," using "Satellite-to-Throttle(TM)" technology.

         As of July 30, 2000, we closed our Iowa-Only Offering, having raised $7,806,240, selling 1,561,248 shares at $5 per share. As of February 26, 2001, the termination date of the rescission offer, the Iowa-Only Offering net investment is $7,544,540 or 1,508,908 shares. See also "Rescission Offer."

         We provide our customers with post-sale services where they are desired. However, most of our customers employ in-house maintenance, trained by our employees, to install and maintain our products. All our products are market-ready at this time, not simply in the design stage. During the past two years and after completing testing, we focused on introducing our products to the municipal transportation industry. We limited our sales efforts while we focused on raising the capital necessary to implement our long-term business plan.

         Because we are still a development stage company, and have had relatively nominal sales to date, we have been dependent upon just a few larger, sporadic purchases. However, although 91% of 1999 and 100% of 2000 sales were concentrated among 4 customers, our customers are primarily metropolitan transit authorities with finite numbers of buses; therefore, we do not believe we are dependent upon only these customers to maintain future business. Instead, we intend to use testimonials and real-world performance data from these customers to decrease, or eliminate, trials and evaluations from future customers' decision-making and acquisition processes. Nonetheless, past dependence on a handful of customers could continue unless our envisioned aggressive marketing campaign is successful.

         Our technology originally grew from the ideas and early inventions of our founder, Dwayne Fosseen. Mr. Fosseen submitted his ideas to the United States Department of Energy ("DOE") Kansas City Plant operated by AlliedSignal. Mr. Fosseen sought, and received, a Federal cost-shared "CRADA" (a Cooperative Research and Development Agreement) program so that his ideas could be jointly engineered. Under the DOE's CRADA program, the resulting technology design became the property of Mr. Fosseen. Mr. Fosseen subsequently filed for and obtained patents for the technology in the United States, Mexico and Canada. There is no requirement to promote, acknowledge or provide financial remuneration for the DOE's efforts, although we have approval to display the DOE's logo on the resulting technology and do so.

         Over the next two years, at a minimum, we intend to sell both the licensing rights to the patented technology and products that are based on the patents. We believe that the aftermarket of existing automobiles represents a potentially substantial market for our products as add-ons. We further believe that the automobile original equipment manufacturers represent a potential market for the licensing rights to our patents.

         DriverMax(R), currently marketed and in production, is an environmental product that improves engine exhaust emissions while increasing fuel mileage and reducing vehicle-maintenance costs. DriverMax(R) is primarily targeted to heavy start-stop vehicles like buses, trash trucks and construction vehicles. The benefits recognized from the installation of DriverMax(R) are accomplished by precise programmable computer management of the vehicle's throttle position. We believe DriverMax(R) is unique since it has demonstrated improvements without the usual unacceptable negative performance tradeoff (between fuel mileage, emissions and speed) found in competing products, is configurable via software parameters, and self-adjusts as a function of the age of the vehicle.

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

         The HydroFire(R) System, currently marketed and in production, is a sophisticated superset of the DriverMax(R) technology, providing all of the benefits of the DriverMax(R) plus the additional benefit of cutting oxides of nitrogen ("NOx") emissions under performance conditions where NOx is produced. Specifically, NOx is produced under heavy loads and high engine temperatures. When these conditions occur, HydroFire(R) Injection injects a patented fluid, HydroFire(R) Fluid, into the engine to combat the Nox production by approximately 50%. The HydroFire(R) Fluid is a patented water-alcohol-lubricant mixture for which we have patented the blending process. Specifically, water cuts the NOx production, alcohol serves as an antifreeze for the water, and HydroFire(R) Lubricant serves to thwart the potentially solvent and/or corrosive characteristics of the alcohol in the engine and/or storage containers. HydroFire(R) Systems are primarily targeted to heavy transport vehicles, including as inner and inter-city buses and trucks.

         EconoCruise(R), currently in development through a Fund-in Work-for-Others agreement with the U.S. DOE's Kansas City Plant, operated by Honeywell (previously operated by Allied Signal), is a highly sophisticated throttle-control system that provides advanced levels of "intelligence" to common cruise control technology. EconoCruise(R) utilizes Global Positioning System signals to "know" the topography of the road ahead, thereby allowing the vehicle to best manage throttle and emissions. For example, EconoCruise(R) allows a user-programmed limit of momentum to be gained on downhill sections and limits the traditional uphill over acceleration found in standard cruise controls. Additional sensors can and will be employed within EconoCruise(R) to provide further "intelligence" to the system - for example, calculating wind direction/speed/resistance, real time engine performance (RPM, MPG, temperature, emissions, etc.) as well as the potential of automatically "knowing" the speed limit and terrain-imposed areas of acceleration and deceleration based on programming the software and identifying the vehicle's position according to Global Positioning System technology.

         EconoCruise(R) is beyond the conceptual stage and is currently under development from both the software intelligence perspective as well as the physical design for installation on existing vehicles. The technology was proven and demonstrated in August of 1999 in a publicized demonstration using a cross-country truck on route from Des Moines, Iowa, to Kansas City, Missouri. The route was first driven by a driver skilled at fuel efficiency; his actions were programmed into a prototype EconoCruise(R) unit and then re-run by an average driver, yielding approximately 20% fuel savings across the route.

         Having worked through the early design and proving phases of EconoCruise(R), we have executed a "Funds-in Work For Others Agreement" with the DOE's Kansas City plant, whereby industry procures unique services from government laboratories to build the product. We anticipate both the physical product will be marketable to the population of existing vehicles and that rights to the patented technology and proprietary design work will be marketable to automakers.

         Future applications of the patents are being investigated in respect to production costs, market size, and opportunity. Examples of a potential product include a "Teenage DriverMax(R)" where, for example, young drivers could be limited in their ability to go from zero to sixty in less than 10 seconds. Currently, our products are designed for diesel engines and are being adapted to gasoline engines. This adaptation will open a considerably larger market for us. Additionally, for example, using Global Positioning System technology, city vehicles could be automatically changed into a throttle mode producing fewer emissions when inside a programmed radius of the center of the city. Given that overacceleration generates waste and excessive emissions, more "intelligent" management of the throttle holds the benefit of both an economic and environmental impact, globally. With our patented technology, the future "intelligence" of the throttle is now only limited by what can be programmed into a small on-board computer, and, as provided by Mirenco, will be broadly branded "SmartFoot(TM)" technology.

Product Market

         We have built our market strategy on two marketable assets:

(1)  Licensing the patents; and
(2)  Product sales

         Patent licensing is targeted to automakers. We have identified two dozen major automakers whose markets include the three countries in which we hold patents: the U.S., Mexico, and Canada. We intend to license our patents to as many of these automakers as possible for a relatively nominal license fee and per vehicle royalty, which we believe will have a negligible effect on the retail price of new autos. Our intent is to provide nonexclusive licensing of the patented technology, so that automakers will install the technology in an effort to reduce emissions, save fuel, and decrease maintenance on all their newly manufactured vehicles.

         We are optimistic that, presuming a significantly affordable licensing fee is charged, automakers will choose to license the technology and avoid the possibility of future patent infringement legal action. We will use the proceeds of these license fees to build and execute our business into the in-service vehicle aftermarket. We envision that automakers will take the lead in producing more efficient and cleaner vehicles using our technology, while we will work to help clean up emissions and save fuel in the market of vehicles already in service.

         We plan to introduce our current products into a variety of markets including:

              (1)  Inner and inter-city transit authorities;
              (2)  Waste disposal fleets (e.g., trash trucks);
              (3)  School buses;
              (4) Low-floor buses (e.g., rental car buses used for airport customer pick up);
              (5) Commercial fleet owners and operators (e.g., Federal Express, UPS, Coke, etc.); and
              (6) Manufacturers and maintenance organizations specializing in the above segments.

         We believe the market for our products extends globally, beyond the borders of our patented technology in the U.S., Mexico and Canada. European and Middle Eastern countries, for example, pay approximately two to three times the U.S. cost of fuel.

         The macro-perspective market for our products includes all internal combustion vehicles. Our initial products were designed for a segment of this population specifically defined by diesel-burning, electronic engines (i.e., effectively all diesel-burning vehicles built after 1990). We have now created a modification to the initial products that opens the market to both electronic and mechanical engines, thereby increasing the potential market size dramatically by including older vehicles. In fact, many foreign countries are experiencing severe pollution problems and high fuel costs while using a majority of older vehicles which are the worst emissions producers and the least fuel efficient. This product modification also allows the products to be marketed into traditional gas-powered passenger vehicles.

         The U.S. and global population of in-service vehicles is enormous. According to the 1999 U.S. Department of Energy Transportation Data Book, there are approximately 125,000,000 automobiles and 76,000,000 trucks in the U.S. These figures represent 26.7% and 41.3% of the world's automobile and bus/truck registrations, respectively. The average age in the U.S. is 8.7 and 8.3 years for cars and trucks, respectively. With age and natural deterioration and degradation of the combustion process, these vehicles are less efficient, burn more fuel, and produce more emissions; thus they can realize significantly better environmental and economic benefits from our technologies.

         Vehicles classified as "heavy" represent an immediate market for our DriverMax(R) product as well as our new EconoCruise(R) technology. There are approximately seven million vehicles classified as "heavy" in the U.S., averaging between six and seven miles per gallon. These vehicles are virtually all professional, business-related vehicles and regularly experience extremely high fuel expense. Consequently, we believe that this particular segment of the vehicle population will be sensitive to higher fuel prices and be eager to adopt new technologies that not only save fuel but also reduce emissions and decrease maintenance expenses.

         A subset of the "heavy" classification is school buses. There are approximately 500,000 school buses in the U.S., carrying over 23 million students. These school buses alone represent a tremendous market for our DriverMax(R) technology today, given their high frequency start-stop routes and non-highway mileage.

         According to compilations derived from various sources, including the U.S. Department of Energy Transportation Data Book and Polk, at current rates of production, approximately 400,000,000 new vehicles will be manufactured world-wide during the next ten years. With an estimated scrap rate and the existing number of vehicles, at the end of the next ten years, there will be approximately 1.4 billion vehicles on Earth. Our intent is to license our technology for installation in as many of the 400,000,000 new vehicles as possible over the next ten years while we market and sell into the existing after market.

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

         We believe that Mirenco can be a significant factor in a total market exceeding $2 billion, based upon a 1998 University of Northern Iowa market research and analysis survey which considered only early models of DriverMax(R). This survey was conducted prior to our introduction of our EconoCruise(R) technology.

Sales and Marketing

         Our philosophy is to drive our cost of goods down far enough that the suggested retail price of our products can be lowered to the point where the payback in fuel savings is measured within one year. Consequently, our intent is to build a streamlined sales and marketing operation and offer the products at the lowest suggested retail price possible while maintaining an appropriate gross profit per product.

         We intend on utilizing various sales methods including distributors, original equipment manufacturers, regional commissioned salespeople and independent mechanics. All of the potential sales models will be tested and utilized to varying degrees. The independent mechanic model is targeted directly towards mechanics and engine repair shops that can serve as both installation service sites and retail outlets.

         We currently have existing contacts and prospective distributors and regional commissioned salespeople throughout the U.S., Canada and Mexico. Furthermore, the Des Moines Area Community College offers one of a number of certified mechanics schools around the U.S., and has expressed an interest in becoming a certified Mirenco training center for Mirenco-certified independent mechanics.

         To date, we have consciously limited our sales efforts and intentionally selected prospects that would help in building the proof and customer foundation that will be leveraged in future sales. These sales began as initial conversations regarding the benefits of our products and led to installation and testing of several demonstration units. Once the technology was proven, our customers worked through their signature approval process, leading to purchase orders and full installation of sold units. We intend to use testimonials and real-world performance data from these customers to decrease, or eliminate, demonstration trials and evaluations from future customers' decision-making and acquisition processes. Existing customers, installations, and evaluations include Louisville; Cedar Rapids; Grand Canyon; Overland Custom Coach (a Canadian bus manufacturer); Memphis; Iowa Department of Transportation; Ann Arbor; Coke; Chicago; Pepsi; Mexico City; St. Louis; Sioux City; and the Steve Forbes Presidential Campaign Bus.

         We are hopeful that the licensing of our products to automakers will result in increased consumer and user awareness of our products. We will additionally use aggressive sales and marketing programs, including participation in appropriate domestic and international trade shows and major print media.

         The overall market for our products continues to become more accepting and fertile as environmental regulatory and oversight agencies like the U.S. Environmental Protection Agency continue to create more stringent compliance standards for transportation. Similarly, the California Air Resource Board is generally regarded as the most stringent state environmental agency in the United States. We have obtained a California Air Resource Board exemption number and approval to sell within California. This exemption number is displayed on our DriverMax(R) product.

Production Suppliers

         Our production has been outsourced to a firm with extensive experience in the field of computerization and production of high performance, tolerance and precision equipment. We are dependent upon outside entities and market conditions for our revenues. I.C.E. Corp., an FAA certified electronic manufacturing company located in Manhattan, Kansas, has been contracted to produce our DriverMax(R)and possibly other electronic products which we distribute. We are reliant on I.C.E. Corp. to provide electronic product-quality protection for our products, sales of which will generate revenues during our early stage product distribution. Nonperformance by, or poor service from, I.C.E. Corp. could have a damaging effect on our relationships with our customers.

         Our formal relationship with I.C.E. Corp. is an arm's-length arrangement whereby we provide detailed production specifications and I.C.E. Corp. produces products to those specifications in the quantities ordered. Generally, all materials required to manufacture and assemble our product line are readily available and are shelf items. Orders are typically manufactured and delivered within, at most, a ten-week time frame. Payment terms are

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

standard for the industry. We are not required to order or accept delivery of any product based on a predetermined time schedule, and production unit costs decrease with increasing quantities.

         At the present time, we intend to continue having our current and future products manufactured by outside companies that can meet our specifications for high quality and reliability. Based on our knowledge of various manufacturers, we believe that, if the need ever arose, we could develop alternative suppliers with production capabilities to assure a continuing output of product. Our management has contacted other companies capable of producing our products if the current supplier is unable to produce our anticipated volume levels.

Competition

         The market for our products and services is characterized by rapid technological developments, frequent new product introductions and evolving, varying industry and regulatory standards. The emerging character of these products and services and their rapid evolution will require us to effectively use leading technologies, continue to develop our technological expertise, enhance our current products and services, and continue to improve the performance, features and reliability.

         We believe, considering the proprietary nature of our current DriverMax(R) and HydroFire(R) control system and our new products utilizing Global Positioning System technology, there is no other known automotive retrofit device that can compete with our current or contemplated spectrum of offerings. If there are products that perform the same functions as our products, we believe our products are among the most economical, effective options available for buyers of retrofit emission reduction devices. Furthermore, if substitute products are introduced by competitors that infringe on the patents, we will vigorously defend our rights.

         Certain identified competitive products include: portable fuel cells that combine hydrogen, which can be obtained from methanol, natural gas or petroleum, and oxygen from air without combustion to generate electricity; biofuels that use crops, corn stalks and trees to make cleaner, renewable fuels for cars and buildings; cleaner burning gasoline engine cars; hybrid electric/gasoline motors and electric vehicles. However, many, if not all, of these alternatives, are considered years away; expecting for example that it may take decades before a mass-marketable car using fuel cell technology is available. Also, these alternatives may create a potential solution for emissions and fuel economy but do not yet address the power, convenience and reliability needs of automobile drivers.

         In consideration of perceived competition, it is important to note that Mirenco's technologies do not technically compete with most, if not all, of their respective solutions. Mirenco's technologies and solutions target the wasted fuel and excess emissions produced as a result of continuous, unrecognized over throttling of vehicles under varying conditions. Alternate (i.e., "competitive") solutions generally work to either filter emissions and/or assist the engine in burning more of the excess fuel directed to the engine as a result of over throttling. With this understanding and distinction, we intend to make the industry aware that our products are not competitive to, but in fact cooperate with other solutions.

         Potential competitors include engine makers and auto manufacturers such as Navistar (NYSE: NAV) and Detroit Diesel (NYSE: DDC) who are working to make more efficient, cleaner engines; future technology researchers and manufacturers such as FuelCell Energy (NasdaqNM: FCEL) and Ballard Power Systems (NasdaqNM:
BLDP) who are working to advance the newest technologies of electrical power generation from hydrogen; physical and chemical exhaust screens, such as KleenAir Systems (OTCBB: KAIR) NOxMaster that injects an ammonia-based product into the exhaust; entirely new fuel mixtures such as that being developed by Clean Diesel Technologies (OTCBB: CDTI); and various forms of air mixture devices, magnets and engine add-ons. It is important to note that our solution is based on a completely different paradigm from that of these potential competitors in that we work to more precisely deliver an appropriate amount of fuel to the engine for the operator's desired vehicle movement. In other words, our competitors generally seek solutions after the fuel is burned, while we work to solve the emissions problem before it happens.

Distribution

         We currently utilize independent representatives and organizations for the delivery of our products as well as for direct sales and marketing. We believe that various methods will be employed for varying markets, and we will utilize the most economical means available as our development continues. As part of the anticipated use of proceeds detailed in our Iowa-Only Offering, we intend to construct a state-of-the art distribution and warehousing

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facility for our products. The facility will include sufficient office space to accommodate our management, sales support, and expected growth in staff. We have sought and received preliminary approval for economic development assistance from the state and county for this proposed facility.

         We intend to utilize technology wherever possible to drive an in-house sales operation focused on large fleet owners, transit authorities, licensing opportunities, and the federal government. Smaller fleets and international sales will be managed indirectly through one of a number of distribution arrangements.

Government Regulation

         As public concern over air quality grows, we believe the marketplace grows more fertile for our technologies. In the U.S., the EPA, under the Clinton Administration, has created tighter emissions regulations that affect fuel suppliers, automakers and operators. As President Clinton stated in his January 2000 State of The Union Address, "In the new century, innovations in science and technology will be the key not only to the health of the environment, but to miraculous improvements in the quality of our lives and advances in the economy." We believe that we are one of the companies to lead the way in providing new technologies to assist in the national and international effort to deliver a cleaner environment to future generations.

         The U.S. is not alone in its efforts to combat pollution. For example, Canada's air quality regulatory agency has recognized a growing air quality concern and is mandating similar regulations and standards to those being promoted within the U.S. Mexico is currently experiencing tremendous air quality problems in its highly populated areas. Mexico City officials work to regulate heavy emissions-producing vehicles by not allowing them to operate on consecutive days unless they pass emissions standards tests. We installed DriverMax(R) on a large truck in Mexico City and were able to pass the tests, thereby permitting the daily use of the vehicle for its inner city commercial delivery route.

         Developed nations around the world are working to promote a healthy environment by identifying and taking action on sources of pollution. Furthermore, based on our direct experience in Mexico City, feedback from potential overseas distributors and management opinion, many of these countries allow longer useful lives for their vehicles than we accept in the U.S. Consequently these vehicles are likely to emit more smoke and polluting elements and burn excessive amounts of fuel. As their government air quality officials continue to recognize and act on vehicle emissions, the market for our products becomes easier to penetrate.

         Currently, all conventional vehicles, as well as most alternate fuel vehicles and certain retrofit technologies legally sold in the United States, must be "certified" by the EPA to qualify for the "Low Emission Vehicle" ("LEV") classification necessary to meet federal fleet-vehicle conversion requirements. Our products have met, and management believes the products will continue to meet, these certification requirements. However, since this is an area in which the government is continually updating and legislating or mandating new requirements, we are uncertain whether our products will continue to be certified. Whenever possible, we intend to maintain our certification.

         We are aware that countries outside the U.S. are considering their own regulatory requirements in the area of clean air and engine emissions. In order to improve the marketability of our products in those countries, we will conform our products to these regulations if it is economically feasible to do so.

         We believe our products to be "retrofit devices" as defined under EPA regulations. We are, however, subject to the regulatory risk that EPA may construe distribution of the products to be also governed by "fuel additive" regulations. These more stringent regulations sometimes require scientific testing for both acute and chronic toxicity, which is not required for approval of pollution control products deemed as "retrofit devices." Although scientific testing would be facilitated by the fact that alcohol is a substance used in the transportation and many other industries and about which a great deal is already known concerning toxicity, additional regulatory compliance could substantially lengthen the period of time before HydroFire(R) could be widely commercialized. We believe the EPA "fuel additive" regulations do not apply to our DriverMax(R) products, since our product does not involve the introduction of additives into the engine air intake system, as those terms are defined in EPA regulations and generally understood in the automotive engineering community. However, it is possible that a competitor who manufactures fuel additives that are subject to the more stringent "fuel additive" regulations may raise the issue with the EPA in order to interfere with or delay the commercialization of competing with our technology.

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         We are not aware of any proposed regulatory changes that could have a material adverse effect on our operations and/or sales efforts. Further, we have not been required to pay any fines for and are not aware of any issues of noncompliance with environmental laws.

Patents and Trademarks

         Effective April 30, 1999, we executed an agreement to transfer the ownership of the patents and trademarks from American Technologies to us. Our founder and principal shareholder, Dwayne Fosseen, owns 49.9% of American Technologies, as discussed under the heading "Certain Relationships and Related Transactions." We will pay American Technologies a 3% royalty of annual gross sales for a period of 20 years, beginning November 1, 1999. The agreement required the payment of $25,000 at the time we met the Iowa-Only Offering $500,000 minimum offering. Approximately one-half of the amount due was paid on December 13, 1999 and the other one-half was paid on February 15, 2000, being distributed to Mr. Fosseen. A $225,000 payment became due American Technologies per the agreement once we had raised $5,000,000 in the Iowa-Only Offering. The $225,000 was paid in August 2000. Prior to the purchase of the patents at November 1, 1999, we paid royalties to American Technologies for the use of and opportunity to market the patents and trademarks. The payments were calculated from January 1 through October 31, 1999 as the greater of 3% of actual sales or 3% of sales calculated at an established unit price ($495) and minimum quantities (40 to 80 units per month). We paid royalties in 1998 and earlier at the unit price of $950 and minimum quantities of 20 to 40 units per month. This means of calculating royalties was terminated with our purchase agreement of November 1, 1999.

         We believe the execution of this purchase agreement, with the associated transfer of ownership to us, will eliminate any uncertainty that may have existed in ensuring our exclusive distribution and manufacturing rights. While we do have a right of first refusal to purchase any additional patents from American Technologies as they become available, we do not anticipate that any patents will be so forthcoming and that we do not need any other patents to implement our business plan. The patents covered by the above referenced agreement are:

1. United States Patent Number 4,958,598, issued September 25, 1990, entitled "Engine Emissions Control Apparatus Method."
2. United States Patent Office, 5315977, "Fuel Limiting Method and Apparatus for an Internal Combustion Vehicle" issued May 31, 1994.
3. Canadian Patent Number 1,289,430, issued September 24, 1991, entitled "Engine Modification Apparatus Fuel."
4. Mexican Patent Number 180658, "Fuel Limiting Method and Apparatus (Staged Fueling). Registration date January 17, 1996.
5. A Canadian patent application filed on April 13, 1992 is still pending. The patent application is entitled "Fuel Limiting Method and Apparatus for an Internal Combustion Vehicle."

     In addition, we have filed for and obtained the following Registered
Trademarks:

 (1)     HydroFire(R) Fluid          (5) EconoCruise(R)
 (2)     HydroFire(R) Injection      (6) "SmartFoot(TM)"
 (3)     HydroFire(R) Lubricant      (7) "Satellite-to-Throttle(TM)"
 (4)     DriverMax(R)

Employees and Consultants

         We currently have ten full-time employees, with no part-time employees. There have been no management-labor disputes, and we are not a party to any collective bargaining agreement. Employees currently have minimal Company-provided employee benefits. In order to attract the appropriate personnel to assist the company in our future growth, we are analyzing additional benefits and improvements to our existing benefits program. With the conclusion of the Rescission Offer and the unrescinded $7,544,540, we are in the process of establishing appropriate incentive compensation programs which are currently being reviewed and approved by our Compensation Committee and/or our Board of Directors.

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

Facilities; Description of Property

         We currently do not own any properties for the running of our business. However, we have executed a one (1) year lease with Fosseen Manufacturing requiring monthly payments of $1,200 for the use of 2,400 square feet of facilities for our offices and operations. Upon completion of the contemplated distribution center, the lease will be terminated and all employees will be housed in a combination 21,600 square foot office, warehouse and distribution facility. As discussed at "Certain Relationships and Related Transactions," the
1.2 acres of land for the construction, located in Radcliffe, Iowa, is owned by Dwayne Fosseen, principal shareholder of Mirenco. We are leasing the land for the new facility on a perpetual term at zero monthly rent. Our Board of Directors unanimously approved the lease. Mr. Fosseen recused himself from the vote. As a means to protect the Company assets from unknown possible litigation relating to future business opportunities, the lease was structured so that the lease can be terminated in the event of our bankruptcy or other default. In the unlikely event of termination, we must vacate the property. At the decease of Mr. Fosseen, we have the option to purchase the land at the then undeveloped fair market value.. Construction of the distribution center began in August 2000 and is expected to be complete by May 2001.

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